   As filed with the Securities and Exchange Commission on February 12, 2002


                                                     Registration No. 333-76300

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                              ALTUS MEDICAL, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                    3845                   77-0492262
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial          Identification Number)
     incorporation or         Classification Code
       organization)                Number)

                                821 Cowan Road
                         Burlingame, California 94010
                                (650) 552-9700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               Kevin P. Connors
                            Chief Executive Officer
                              Altus Medical, Inc.
                                821 Cowan Road
                         Burlingame, California 94010
                                (650) 552-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

                  David J. Saul                        Robert M. Smith
               Philip H. Oettinger                  Dewey Ballantine LLP
        Wilson Sonsini Goodrich & Rosati            525 Middlefield Road
            Professional Corporation                      Suite 250
               650 Page Mill Road                   Menlo Park, CA 94025
           Palo Alto, California 94304                 (650) 462-7400
                 (650) 493-9300

                               -----------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE


=============================================================================
                                           Proposed
                                      Maximum Aggregate        Amount of
Title of Securities to be Registered Offering Price(1)(2) Registration Fee(3)
-----------------------------------------------------------------------------
   Common Stock, par value $0.001...     $69,000,000            $6,348
-----------------------------------------------------------------------------
=============================================================================

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Previously paid.

                               -----------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


          PRELIMINARY PROSPECTUS                              February 12, 2002

                             Subject to completion
--------------------------------------------------------------------------------

       Shares

[Altus Medical, Inc. Logo]

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $       and $       per share.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "ALTU."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                         Per share  Total
-------------------------------------------------------------------------------
Public offering price                                    $          $
-------------------------------------------------------------------------------
Underwriting discounts and commissions                   $          $
-------------------------------------------------------------------------------
Proceeds, before expenses, to us                         $          $
-------------------------------------------------------------------------------

The underwriters may also purchase up to           shares of common stock from
us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and
commissions will be $      , and our total proceeds, before expenses, will be
$      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about       , 2002.

UBS Warburg                                             Lehman Brothers

[Image of CoolGlide system, including control console and handpiece]

A comprehensive aesthetic product line that performs today's most popular procedures.

[Table illustrating the treatments offered by each of our products]

[Altus logo "Changing the way people see themselves."]

*Manufactured for Altus by Continuum

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including             , 2002 (the 25th day after the commencement
of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary.....................  3    Business...........................  34
The offering...........................  6    Technical advisory board...........  47
Summary financial data.................  7    Management.........................  48
Risk factors...........................  9    Related party transactions.........  59
Forward-looking information............ 21    Principal stockholders.............  60
Use of proceeds........................ 22    Description of capital stock.......  62
Dividend policy........................ 22    Shares eligible for future sale....  66
Capitalization......................... 23    Underwriting.......................  68
Dilution............................... 24    Legal matters......................  71
Selected financial data................ 26    Experts............................  71
Management's discussion and analysis of       Where you can find more information  71
  financial condition and results             Index to financial statements...... F-1
  of operations........................ 28


--------------------------------------------------------------------------------

CoolGlide(R) is a registered trademark and CoolGlide Excel and Enterprise are trademarks of Altus Medical, Inc. This prospectus also refers to trademarks and trade names of other organizations.



--------------------------------------------------------------------------------

Prospectus summary


This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk factors." Except as otherwise indicated, information in this prospectus assumes the conversion of each outstanding share of convertible preferred stock into one share of common stock and assumes no exercise of the underwriters' over-allotment option.


OUR BUSINESS


We design, manufacture and market innovative medical devices for use in the aesthetic, or cosmetic, market. We enable dermatologists, plastic surgeons, general physicians and other licensed healthcare practitioners to offer non-invasive laser-based treatments to their patients. Our initial product, CoolGlide, is used for the removal and permanent reduction of hair. CoolGlide is effective for patients across the full spectrum of skin pigmentation, including patients with dark or tanned skin, who could not be treated safely by other aesthetic laser products. CoolGlide Excel, our second product, combines in one compact solution CoolGlide performance for permanent hair reduction with the broadest range of leg and facial vein treatments available. Our products are easy to use and the procedures performed using our products are efficient, effective and safe. These and other advantages have allowed us to rapidly grow our business and successfully compete in the aesthetic market.



We are introducing additional, advanced, laser-based aesthetic solutions to increase the range of products and services we offer our customers. We have recently introduced two additional products, Genesis, which addresses a new market segment of non-invasive treatments to improve skin appearance, and CoolGlide Vantage, which combines the features and capabilities of the CoolGlide Excel with the applications of Genesis. In the fall of 2001, we acquired North American distribution rights to the new Medlite C series of products, manufactured by Continuum Electro Optics, for removal of tattoos and pigmented lesions. In addition, we are developing the Enterprise Program, through which we will offer customers the opportunity to use CoolGlide on a pay-per-use basis. This program is designed to make the CoolGlide technology economically attractive to customers who might not want to pay for the product up front.



Our customers pay for our products directly and typically are not reimbursed by the government or other third-party payors. We received United States Food and Drug Administration, or FDA, clearance to market CoolGlide for the treatment of vascular lesions, including leg and facial veins, in June 1999, for hair removal in March 2000 and for the permanent reduction of hair in January 2001. In addition, we have filed for clearance with the FDA for additional indications involving non-invasive procedures to improve skin appearance. We commercially launched CoolGlide in March 2000, CoolGlide Excel in March 2001 and the first Medlite series C product in the fourth quarter of 2001. We introduced our most recent products, Genesis and CoolGlide Vantage, in January 2002. As of February 1, 2002, we had sold over 500 units. We have been profitable since the second quarter of 2000.


INDUSTRY BACKGROUND

We believe that the aesthetic market for elective, non-invasive procedures is experiencing broad growth. According to the American Society of Plastic Surgeons, an estimated $7.4 billion was spent on cosmetic surgery in over 13 million surgical and non-surgical procedures in 2000. The December 2001 US Worldwide Epilation Market report estimates that more than 5 million light-based hair removal treatments will be performed in 2001, generating $1.3 billion in fees. The report also indicates that the installed base of lasers for hair removal will grow approximately 300% from 2000 to 2004.

Aesthetic laser-based procedures include the following:

 .   removal and permanent reduction of unwanted hair;

 .   treatment of unwanted leg and facial veins;

 .   removal of tattoos and pigmented lesions;

 .   wrinkle reduction; and

 .   other emerging applications, such as acne and psoriasis treatments.

While our existing laser-based technology platform has the potential to offer multiple applications in the aesthetic market, our initial focus has been on the removal and permanent reduction of unwanted hair and the treatment of unwanted veins.

Hair removal
The only treatment, other than laser-based treatments, that provides a long-lasting solution for hair removal is electrolysis. Lasers are well suited for the removal of hair because, with the proper selection of four parameters -- wavelength, pulse length, spot size and energy -- lasers can be used to non-invasively target the hair structure without damaging the surrounding skin. In addition, numerous hair follicles can be treated simultaneously, allowing for rapid coverage of large areas. Historically, lasers have provided effective treatment primarily for people with lightly-pigmented skin, as dark and tanned skin was found to absorb too much energy and treatments often resulted in blistering, skin discoloration and other complications.

Leg and facial veins

The current methods for the treatment of leg and facial veins include sclerotherapy, whereby saline is injected to collapse the vein, and laser-based treatments. Sclerotherapy, the treatment of choice for leg veins, is almost impossible to use for small leg or facial veins. Historically, laser-based treatments have been used to treat small facial veins, but have tended to result in either significant bruising and pain or limited efficacy. In addition, these lasers are unsuitable for the treatment of larger leg veins. As a result, there has been an unmet market need for a laser technology that can be used to treat the whole range of veins from small facial veins to large leg veins.


THE ALTUS SOLUTION

Our products address unmet needs in the aesthetic market. We believe that our products are technologically superior to competitors' products. Key features of our products include:


 .   Broad range of treatments.  The limitations on many competing hair removal and vein treatment products cause practitioners to turn away patients on a regular basis from aesthetic laser procedures. CoolGlide removes hair safely and effectively, not only on those with fair pigmentation, but also on the otherwise unserved population of patients with dark or tanned skin. CoolGlide Excel also adds the capability of treating large leg veins, in addition to small face and leg veins.



 .   Technology leadership.  We believe that we offer the most advanced laser-based solutions for the aesthetic market. Our technology uniquely combines long wavelength, high power, a wide range of spot sizes and a wide range of pulse lengths, to provide a laser that is safe and more effective for a wider range of the population than our competitors' products.


 .   Proprietary ClearView handpiece.  Our proprietary ClearView handpiece provides an unobstructed view of the treatment area that enables a practitioner to quickly and accurately position the laser beam. In addition, the active cooling system integrated into our ClearView handpiece permits the practitioner to move continuously and safely through a targeted area.

 .   Multiple applications.  CoolGlide Excel and CoolGlide Vantage each provide the practitioner one unit for multiple applications that would normally require the purchase of at least two. Because practitioners can use both our CoolGlide Excel and CoolGlide Vantage products for multiple indications, the cost of each unit may be spread across a greater number of procedures, and therefore more rapidly recovered.


 .   Easy-to-use controls.  The practitioner has three simple independently adjustable controls from which to select a wide range of treatment parameters and settings to suit the patient's profile and treatment needs.

 .   Compact and transportable design.  The compact design gives the practitioner the flexibility to easily move the product from room to room. Our products weigh significantly less than many competing products.


Risks involved in the use of our products include risks common to laser-based aesthetic procedures. Misuse of lasers by overexposure to the treatment site may result in skin discoloration, burning or blistering.


OUR STRATEGY

Our strategy is to become a leading provider of medical devices and services for the aesthetic market by:

 .   increasing sales of existing products in the United States;

 .   expanding our international presence;

 .   continuing to develop additional clinical capabilities of our existing technology platform;

 .   broadening our customer base;

 .   continuing our commitment to new research and development; and

 .   acquiring complementary businesses and technologies.



                               -----------------

We were incorporated in Delaware in August 1998 as Acme Medical, Inc. and changed our name to Altus Medical, Inc. in July 1999. Our principal executive offices are located at 821 Cowan Road, Burlingame, CA 94010. Our telephone number is (650) 552-9700. Our web site is located at www.altusmedical.com. We do not intend information contained on our web site to be part of this prospectus.

The offering

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.


Common stock being offered..........................          shares

Common stock to be outstanding after the offering...          shares

Proposed Nasdaq National Market symbol.............. ALTU

Use of proceeds..................................... For working capital and general corporate purposes, including potential acquisition of
                                                     complementary products, technologies or
                                                     businesses, and accelerated commercialization
                                                     of existing and future products. See "Use of
                                                     proceeds."



Unless we indicate otherwise, all information in this prospectus has been adjusted to reflect the conversion of all outstanding shares of our preferred stock into 4,675,000 shares of our common stock.



The number of shares of common stock that will be outstanding after this offering is based on shares outstanding as of February 1, 2002, and excludes the following:



 .   3,273,769 shares of common stock issuable upon the exercise of options outstanding as of February 1, 2002 under our 1998 Stock Plan at a weighted-average exercise price of $1.74 per share;



 .   70,000 shares of common stock issuable upon the exercise of warrants outstanding as of February 1, 2002 at a weighted-average exercise price of $1.87 per share;



 .   1,600,000 shares of common stock reserved for future issuance under our
    2002 Stock Plan; and



 .   200,000 shares reserved for future issuance under our 2002 Employee Stock
    Purchase Plan.

Summary financial data


The following table presents summary historical and unaudited pro forma financial data. The summary historical financial data is derived from our audited financial statements. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under "Selected financial data" and "Management's discussion and analysis of financial condition and results of operations."



                                                                             Year ended December 31,
                                                                      ------------------------------------
Statements of operations data                                                1999         2000        2001
-----------------------------------------------------------------------------------------------------------
                                                                      (In thousands, except per share data)
Net revenue(1).......................................................  $      100  $     9,531 $    19,328
Cost of revenue(1)...................................................         413        3,365       6,941
                                                                       ----------  ----------- -----------
Gross profit (loss)..................................................        (313)       6,166      12,387
                                                                       ----------  ----------- -----------
Operating expenses:
    Sales and marketing(1)...........................................         706        2,794       5,693
    Research and development(1)......................................       1,333        1,539       2,221
    General and administrative(1)....................................         419          989       1,963
                                                                       ----------  ----------- -----------
     Total operating expenses........................................       2,458        5,322       9,877
                                                                       ----------  ----------- -----------
Income (loss) from operations........................................      (2,771)         844       2,510
Interest and other income, net.......................................          57          193         171
                                                                       ----------  ----------- -----------
Income (loss) before income taxes....................................      (2,714)       1,037       2,681
Provision for income taxes...........................................          --           --        (342)
                                                                       ----------  ----------- -----------
Net income (loss)....................................................  $   (2,714) $     1,037 $     2,339
                                                                       ==========  =========== ===========
Net income (loss) per share:
    Basic............................................................  $    (3.04) $      0.97 $      1.58
                                                                       ==========  =========== ===========
    Diluted..........................................................  $    (3.04) $      0.13 $      0.27
                                                                       ==========  =========== ===========
Weighted-average number of shares used in per share calculations:
    Basic............................................................         892        1,064       1,480
                                                                       ==========  =========== ===========
    Diluted..........................................................         892        8,008       8,731
                                                                       ==========  =========== ===========
Pro forma net income per share (unaudited):
    Basic............................................................                          $      0.38
                                                                                               ===========
    Diluted..........................................................                          $      0.27
                                                                                               ===========
Weighted-average number of shares used in pro forma per share calculations (unaudited):
    Basic............................................................                                6,155
                                                                                               ===========
    Diluted..........................................................                                8,731
                                                                                               ===========
--------
(1) Excludes the following deferred stock-based compensation charges:
    Net revenue......................................................  $       --  $        -- $       164
    Cost of revenue..................................................          --           --          93
    Sales and marketing..............................................          --           --         262
    Research and development.........................................          --           --         113
    General and administrative.......................................          --           --         120
                                                                       ----------  ----------- -----------
                                                                       $       --  $        -- $       752
                                                                       ==========  =========== ===========


                                                   As of December 31, 2001
                                             -----------------------------------
                                                                       Pro forma
Balance sheet data                            Actual Pro forma(1) as adjusted(2)
--------------------------------------------------------------------------------
                                                       (In thousands)
Cash and cash equivalents................... $ 6,354      $ 6,354       $
Working capital.............................   7,466        7,466
Total assets................................  12,475       12,475
Non-current liabilities.....................      --           --
Redeemable convertible preferred stock......   7,272           --
Retained earnings...........................     416          416
Total stockholders' equity..................   1,226        8,498

--------



(1) On a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into 4,675,000 shares of common stock upon closing of this offering.



(2) On a pro forma as adjusted basis to reflect the net proceeds from the sale
    of        shares of our common stock in this offering at an assumed public
    offering price of $       per share, after deducting the underwriting
    discounts and commissions and estimated offering expenses.

--------------------------------------------------------------------------------

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a limited history of operations, which could impair our ability to grow significantly, as well as our future revenues, profits and our ability to remain profitable.

We were incorporated in August 1998 and first became profitable in March 2000. Consequently, we have limited experience operating as a profitable company. Our ability to maintain profitability, and the overall success of our business, will depend on our ability to increase product sales and expand our international distribution network, which we cannot guarantee. Even if we are able to expand our sales and marketing capabilities, we cannot guarantee that our direct sales force or third-party distributors will be able to promote and sell our products successfully. As a result, we cannot assure you that we will be able to increase sales of our products and achieve continued revenue growth and profitability.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. It may be difficult for us to contain costs if we have to significantly expand our manufacturing abilities. Our success in growing our business also will depend upon the ability of our management team to implement improvements in our operational systems, realize economies of scale, manage multiple development projects and continue to expand, train and manage our personnel worldwide. If we cannot scale and manage our business appropriately or manage the introduction of new products, we will not experience projected growth and our financial results will suffer.

We may experience fluctuations in our revenue and income from operations, which may cause our financial results to fluctuate and our stock price to fall.

Our limited operating history makes it difficult for us to predict future performance. Historically, the demand for our products has varied from quarter to quarter. A number of factors may contribute to fluctuations in our financial results, such as:

 .   the timing of customer orders and shipments;

 .   the seasonality of the industry;

 .   the condition of the economy and the willingness of consumers to spend money on elective aesthetic procedures;

 .   decisions by our customers not to purchase existing products due to impending introduction of new and improved products; and

 .   foreign currency fluctuations.

Our net sales and operating results may vary significantly from quarter to quarter and from year to year. In the event our revenue and operating results do not meet the expectations of stock market analysts and investors for a certain quarter, the price of our stock may decline significantly. Our inability to provide meaningful projections of our operating results on a quarter to quarter and year to year basis may result in volatility of our stock price.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


Our success depends on our ability to compete effectively with our existing products, as well as our ability to develop product enhancements and new products. If our products fail to meet the needs of prospective customers, our business will suffer.


The aesthetic laser market is highly competitive and dynamic, and marked by rapid obsolescence of products. Demand for our products could be diminished by equivalent or superior products and technologies offered by competitors. To be successful, we must be able to respond to new developments in the aesthetic market by creating innovative products and new applications of existing products. Currently, although we have multiple products offering our customers various treatment parameters, all of these products are based upon the same laser technology. Our ability to compete could suffer if we are unable to respond quickly to new technological innovations and competitors' new products, or if we are unable to anticipate and meet the needs of our customers through new product offerings and improvements to existing products and technology.


We must devote significant resources to develop new products and technology. Resources committed to research and development will not be used to expand other activities, such as sales and marketing. Once we create new products and technologies, we will need to successfully transition them into the manufacturing process and to find suitable suppliers for product components. If we fail to devote sufficient resources to research and development, we may not be able to introduce new products or enhancements to existing products. Our inability to compete effectively with new products or technology could negatively impact our business, financial condition and results of operations.

We compete against companies that have greater resources and more established products, which may prevent us from achieving significant market penetration or increased operating results.

Our products compete against similar products offered by Lumenis, Candela and Laserscope, as well as other smaller, highly-specialized firms. Competition with these companies could result in price cutting, reduced profit margins and loss of market share, any of which would harm our business and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and include such factors as:

 .   market acceptance of our products both domestically and internationally;

 .   the product performance;

 .   the price of our products and procedures;

 .   quality of our customer support;

 .   success and timing of new product development and introduction;

 .   our ability to obtain regulatory clearances or approvals for new products or modifications; and

 .   continued development of successful distribution channels.

Some of our current and prospective competitors have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have. Our competitors could utilize their greater financial resources to acquire other companies to gain new technologies or products that could effectively compete with our existing product lines. For example, ESC Medical purchased Coherent's medical business and the surviving company, Lumenis, incorporates competitive product lines and technologies of the predecessor companies into its current products. Any business combination, such as this one, could exacerbate any existing competitive forces, which could harm our business.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


In addition, some of our competitors have more established products and customer relationships than we do, which could inhibit our market penetration efforts. For example, we have in the past encountered, and expect in the future to encounter, situations where due to pre-existing relationships, potential customers are committed to purchasing products offered by our competitors. Such commitments reduce the possibility that potential customers also will purchase our products. Potential customers also may need to recoup the cost of expensive products that they have already purchased from our competitors and may decide not to purchase our products, or to delay such purchase, as a result. If we are unable to achieve market penetration, we will be unable to compete effectively and our business will be harmed.

We depend on skilled personnel to operate our business effectively. If we are unable to recruit, hire and retain skilled employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profit.

Our ability to retain our skilled labor force and our success in attracting and hiring new highly-skilled employees will be a critical factor in determining whether we will be successful in the future. We intend to hire a significant number of employees over the next 12 months. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering, sales and marketing employees, as well as independent distributors, all of whom are geographically dispersed and must be trained in the use and benefits of our products. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

We depend on our management team to run our operations. If we are unable to retain our management team, our business will be harmed.

Our success largely depends on the skills, experience and efforts of our executive officers. None of our officers or key employees is party to an employment agreement and any of our employees may terminate their employment at any time. In addition, we do not maintain "key person" life insurance policies covering any of our employees. The loss of any of our management team members could weaken our management expertise and harm our business.

Intellectual property rights may not provide meaningful commercial protection for some or all of our products, which may permit third parties to compete against us more effectively.


We rely on patent, copyright, trade secret and trademark laws to protect our products from being duplicated by competitors. As of February 1, 2002, we did not have any issued patents, and we had five pending US patent applications and three pending foreign patent applications. Intellectual property laws afford us only limited protection. We and our competitors rely upon proprietary rights that cannot be patented. Certain of our patentable products and processes may not be protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions.


An absence of intellectual property protection could result in competition that would make our market opportunity accessible to a greater number of companies. Any of our competitors could purchase one of our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts. Moreover, the laws of many foreign countries will not protect our intellectual

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                                                                             11

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Risk factors
--------------------------------------------------------------------------------

property rights to the same extent as the laws of the United States. If our intellectual property is not adequately protected, our competitors could develop new products or enhance existing products to compete more directly and effectively with us and harm our business.


We are involved in intellectual property litigation with Lumenis that may hurt our competitive position, may be costly to us and may prevent us from selling our products and generating revenue.



In October 2001, Lumenis filed a lawsuit against us, which alleges that we sell our products in willful disregard of two issued patents that they own and that they claim our products infringe. Lumenis' patents concern methods and devices for conducting various aspects of laser skin treatments. We believe that we have meritorious defenses in this action. However, litigation is unpredictable and we may not prevail in successfully defending our position.



If we lose this lawsuit, we could be required to pay Lumenis substantial, as yet unspecified, damages. Further, a finding of willful infringement would result in a treble damages award. We may have to obtain a license from Lumenis or another entity that has the right to license the technology. We may need to pay a royalty to Lumenis, or a licensee of Lumenis, if we are to continue to market products that have been found to infringe Lumenis's patents. Lumenis may not be required to, and Lumenis or a licensee of Lumenis may be unwilling to, grant us a license. We could be required to stop selling any then commercially-available product that is found to infringe their patents and would be unable to generate any revenue. In that case, we would have to redesign such product so it does not infringe Lumenis's patents, which we may be unable to do without delay if at all.


This litigation will be expensive, may be protracted and our confidential information may be compromised. Whether or not we are successful in this lawsuit, this litigation could consume substantial amounts of our financial resources and could divert management's attention away from our core business. At any time Lumenis may file additional claims against us, or we may file claims against Lumenis, which could increase the risk, expense and duration of the litigation. For more information on our litigation with Lumenis, see "Business -- Litigation."

Others may assert that our products infringe their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also cause us to pay substantial damages and prohibit us from selling our products.


The laser industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement, and many of the claims in issued patents may not be valid or enforceable. We are aware of patents owned by our competitors, including Patent No. 5,735,844 which others in our industry have licensed from Palomar Medical Technologies. We believe that our products do not require us to obtain such a license, but Palomar has disagreed and has invited us to accept a license. Taking such a license could be costly and could materially harm our results of operations and future cash flows. Rejection of the license could result in litigation which may consume our resources and lead to significant damages, royalty payments or an injunction on the sale of our currently existing products. While we attempt to ensure that our products do not infringe the valid intellectual property rights of other parties, competitors may assert that our products and the methods we employ may be covered by patents held by them or invented by them before they were invented by us.


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12

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Risk factors
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We may become involved in litigation not only as a result of alleged infringement of a third party's intellectual property rights but also to protect our own intellectual property. Although we may seek to obtain an agreement to resolve certain claims or actions, we may not be able to obtain such an agreement on reasonable terms or at all. If, following a successful third-party action for infringement, we are not successful in obtaining a license or redesigning our products, we may have to stop manufacturing our products and our business would suffer as a result.

Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and divert management's attention from our core business. If we lose in this kind of litigation, a court could require us to pay substantial damages or grant royalties, and prohibit us from using technologies essential to our products.

Our manufacturing operations are highly dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

Many of the components and materials that comprise our products are currently manufactured by a limited number of third-party suppliers, including some of our key components, such as laser crystals, optical fibers, electronic parts and printed circuit boards. Although we believe that alternative sources for these components are available, a supply interruption could harm our ability to manufacture our products until a new source of supply is identified and qualified. Our reliance on these outside suppliers subjects us to a number of risks that could harm our business, including:

 .   some of these suppliers are small privately-held companies that may modify or discontinue their operations at any time;

 .   an uncorrected defect or supplier's variation in a component, either unknown to us or incompatible with our manufacturing process, could delay our ability to ship our products;

 .   we purchase our key components through the use of long-term purchase orders and do not have guaranteed supply arrangements with any of our suppliers;

 .   we may not be able to obtain adequate supply in a timely manner or on commercially-reasonable terms;

 .   we may have difficulty locating and qualifying alternative suppliers for our components;

 .   once we identify alternative suppliers, we could experience significant delays in production due to the need to evaluate and test the products delivered by alternative suppliers and to obtain regulatory qualification for them;

 .   many of our suppliers have multiple customers, some of whom may have greater priority with our suppliers;

 .   any fluctuation in demand for products produced by our suppliers for third-party customers may affect delivery of our components; and

 .   our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders.

Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner could impair our ability to meet the demand of our customers and cause customers to cancel orders.

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                                                                             13

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Risk factors
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We forecast sales to determine requirements for components and other materials used in our products and if our forecasts are incorrect, we may experience delays in shipments and an inability to meet demand.

We keep limited materials and components on hand. To manage our manufacturing operations with our third-party suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to 12 months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to predict future demand. If our business expands, our demand for components will increase and supplier lead times may increase. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers or result in cancellation of orders. Any of these occurrences would negatively affect our financial performance and the level of satisfaction our customers have with our business.


Our business is based upon an elective procedure and neither our products nor the procedures performed using our products are reimbursed by insurance. A number of factors could inhibit a patient's decision to choose the procedure and our revenues could suffer.


Most procedures performed using CoolGlide and CoolGlide Excel are not reimbursable through insurance and are therefore elective surgeries, the cost of which must be borne by the patient. The decision to utilize our products may therefore be influenced by a number of factors, including:

 .   the cost of procedures performed using our products;

 .   the cost and effectiveness of alternative treatments;

 .   the success of our sales and marketing efforts; and

 .   consumer confidence, which has been impacted by the current US recession, terrorism and war in Afghanistan, as well as other general economic conditions.

If, as a result of these factors, there is not sufficient demand for the procedures performed with our products, practitioner demand for the products could be inhibited, resulting in unfavorable operating results.

We are subject to risks associated with international operations that could harm our financial condition and results of operations.


To successfully market our products internationally, we must address many issues with which we have little or no experience. We have obtained regulatory clearance to market our products in the European Union but we have not obtained any other international regulatory approvals for other markets. We may not obtain such approvals or maintain approvals that we do obtain. Currently, approximately 28% of our total revenue is derived from international sales, of which Canada accounts for 8% and Japan accounts for 6% of total revenue. We believe that an increasing percentage of our future revenues will come from international sales as we expand into additional international territories. However, these sales are subject to a number of risks, including:


 .   dependence on foreign distributors to sell our products;

 .   export restrictions, tariff and trade regulations and foreign tax laws;

 .   customs duties and shipping delays;

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14

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Risk factors
--------------------------------------------------------------------------------


 .   lengthy payment cycles and difficulty in collecting accounts receivable;

 .   foreign certification and regulatory requirements;

 .   fluctuating foreign currency exchange rates;

 .   reduced protection for intellectual property rights in some countries;

 .   general market conditions;

 .   political and economic instability; and

 .   preference for locally-produced products.

The occurrence of any one or more of the foregoing could harm our financial condition and results of operations.

We currently depend on third-party distributors to sell our products internationally and if these distributors underperform, or if we are unable to attract additional distributors, we may be unable to increase international revenues.

Internationally, we rely on a network of distributors to sell our products. We depend on these distributors in such markets and we will need to attract additional distributors to grow our business and expand the territories into which we sell our products. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If current or future distributors do not perform adequately, we may not realize expected international revenue growth.

Components used in our products are complex in design and defects may not be discovered prior to shipment to customers, which could result in returns and warranty service, reducing our revenue and increasing our cost.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to produce. If our third-party suppliers fail to produce components to specification or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised.

The existence of defects may not be discovered until after shipment. The cost associated with product recall or repair may be significant, which would in turn reduce our operating results. If our products contain defects that cannot be repaired easily, we may experience:

 .   loss of customer orders;

 .   damage to our brand reputation;

 .   increased cost of our warranty program due to product returns;

 .   inability to attract new customers and market acceptance;

 .   diversion of resources from our engineering and research and development departments into our service department; and

 .   legal actions.

The occurrence of any one or more of the foregoing could harm our business.

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                                                                             15

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Risk factors
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Because we are permitted to sell our products to non-physicians and we are not required to provide training for the use of our products, there exists an increased potential for misuse of our products, which could harm our reputation and our business.


Federal regulation allows our products to be sold to and used by licensed practitioners as determined on a state-by-state basis. As a result, non-physicians, including nurse practitioners and, in some cases, chiropractors and electrologists, may operate our product. We do not supervise the procedures performed with our products, nor do we require that direct medical director supervision occur. The lack of required training and the purchase and use of our products by non-physicians may result in their misuse, which could harm our reputation and expose us to costly product liability litigation.


Many foreign jurisdictions also do not require our products to be purchased, administered or supervised by a physician. In addition, our distributors may sell our products to untrained practitioners, since we do not control the sales activities of our distributors. We may be liable for the misuse of our products if our distributors sell to customers that are not qualified or fail to use our products in accordance with standard practice and operating instructions.

Product liability suits against us due to a defective design, defective manufacture or misuse of our products, could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.


If our products are defectively designed or manufactured, malfunction or are misused, we may become subject to substantial and costly litigation. The risk of malfunction or misuse leading to injury is significant, since our products are classified as Class IV lasers, the most powerful class of lasers available. Misusing our laser could cause significant skin and tissue damage. Product liability claims could divert management's attention from our core business, be expensive to defend and result in sizable damage awards against us. While we believe that we have purchased adequate insurance coverage and are reasonably insured against these risks, we may not have sufficient coverage for all claims. In the future, we may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing coverage in the future and would harm our reputation in the industry. A product liability claim in excess of our insurance coverage would be paid out of cash reserves reducing our operating results.


If we fail to obtain and maintain necessary FDA clearances or approvals for our products, or if clearances or approvals for future products are delayed, our US commercial operations would be harmed.


Our products are medical devices that are subject to extensive regulation in the United States by the FDA. Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or premarketing approval from the FDA. Either process can be expensive and lengthy. Although we have obtained 510(k) clearance for the current treatments we offer through our products, our clearances can be revoked if safety or effectiveness problems develop. We have submitted an application with the FDA for 510(k) clearance for pigmented lesion indications. We may not be able to obtain clearances or approvals for additional indications in a timely fashion, or at all. Delays in obtaining future clearances or approvals could adversely affect our revenues and profitability. We also are subject to Medical Device Reporting regulations which require us to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA which may include any of our following sanctions:


 .   fines, injunctions, and civil penalties;

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16

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Risk factors
--------------------------------------------------------------------------------


 .   recall or seizure of our products;

 .   operating restrictions, partial suspension or total shutdown of production;

 .   refusing our requests for 510(k) clearance or premarket approval of new products or new intended uses;

 .   withdrawing 510(k) clearance or premarket approvals that are already granted; and

 .   criminal prosecution.

If we fail to comply with the FDA's Quality System Regulation and laser performance standards, our manufacturing operations could be delayed, and our business would suffer.

We are currently required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or QSR. The QSR covers the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced inspections. We have in the past been, and anticipate in the future to be, subject to such inspections. Because our products involve the use of lasers, our products also are covered by a performance standard for lasers set forth in FDA regulations. The laser performance standard imposes certain specific record-keeping, reporting, product testing and product labeling requirements. These requirements also include affixing warning labels to laser products, as well as incorporating certain safety features in the design of laser products. Our failure to take satisfactory corrective action in response to an adverse QSR inspection or our failure to comply with applicable laser performance standards could result in enforcement actions that could have a material adverse effect on our operations.

Modifications to our marketed devices may require new 510(k) clearances or premarket approvals or require us to cease marketing and recall the modified devices until clearances or approvals are obtained.


Any modification to an FDA-cleared device that significantly affects its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly premarket approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified aspects of our products since receiving regulatory clearance without additional FDA submissions and may make additional modifications to those products and future products after they have received clearance or approval and, in appropriate circumstances, determine that new submission is unnecessary. The FDA may not agree with any of our decisions not to seek new clearance or approval. For example, we introduced our Genesis and CoolGlide Vantage products in January 2002 without new 510(k) clearance, because we made a determination that they are modifications of our CoolGlide products that do not require additional clearance by the FDA. If the FDA requires us to seek 510(k) clearance or premarket approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device until we obtain clearance or approval. Also, in such a circumstance, we could be subject to significant regulatory fines or penalties.


We may be unable to obtain or maintain international regulatory approvals for our current or future products.

We are subject to international rules and regulations governing the sale of our products in foreign markets. For example, we are required to maintain our ISO 9001/EN 46001 status for our manufacturing facility and CE Mark certification through international Notified Body audit requirements similar to those of the FDA. If we do not pass such audits, our ability to sell our products in foreign countries will be harmed and we will encounter delays in selling our products as a result of implementing corrective action. In addition, the international regulatory environment is constantly changing. New rules and regulations may prevent or delay product sales, or increase our costs, either of which would adversely impact our operating results.

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                                                                             17

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Any acquisitions that we make could disrupt our business and harm our financial condition.

In the future we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management's time and resources from our core business. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with any respect to acquisitions.

Power outages in California may adversely affect us.


We conduct all of our assembly, testing and management activities in California and rely on a continuous supply of electrical power to conduct operations, as do many of our suppliers, who are also located in California. California's current energy crisis could substantially disrupt our operations and increase our expenses. California recently implemented, and may in the future implement, rolling blackouts throughout the state. If blackouts interrupt our power supply, we may be temporarily unable to continue operations at our facilities, which include the production of our products. Interruptions in our ability to continue operations at our facilities could delay our shipments of products, delay the development of new products and disrupt communications with our customers, suppliers and third-party manufacturers. Future interruptions could result in lost revenue and damage our reputation, either of which could harm our business and results of operations. Furthermore, shortages in wholesale electricity supplies have caused power prices to increase. Any wholesale price increase would have a negative effect on our operating results.


RISKS RELATED TO THIS OFFERING

Our directors, executive officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors, and principal stockholders holding more than 5% of our common stock, together will control approximately
  % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Anti-takeover provisions in our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

Our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of capital stock."

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We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

Before this offering, there has been no public market for our common stock. An active public trading market may not develop after completion of this offering or, if developed, may not be sustained. The price of the common stock sold in this offering will not necessarily reflect the market price of the common stock after this offering. The market price for the common stock after this offering will be affected by a number of factors, including:

 .   the announcement of new customers or service enhancements by us or our competitors;

 .   quarterly variations in our or our competitors' results of operations;

 .   changes in earnings estimates, recommendations by securities analysts or our failure to achieve analysts' earning estimates;

 .   developments in our industry; and

 .   general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in both the medical device and medical services industries have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These factors and price fluctuations may materially and adversely affect the market price of our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. See "Shares eligible for future sale."

New investors in our common stock will experience immediate and substantial dilution after this offering.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options exercise those options, you will incur further dilution. See "Dilution."

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If our management team does not effectively allocate the proceeds of this offering, we may fail to achieve our objectives and our stock price may decline.


Our management has significant flexibility in applying the proceeds that we receive in this offering. We intend to use the proceeds for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. We may also use a portion of the proceeds to accelerate commercialization of existing and future products. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds prior to your investment. If we do not allocate the proceeds of the offering effectively, we may fail to achieve our objectives and the market price of our common stock may decline.


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Forward-looking information


Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions. Actual events or results may differ materially. We undertake no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


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                                                                             21

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Use of proceeds


We estimate that the net proceeds from the sale of the shares of common stock
we are offering will be approximately $       million. If the underwriters
fully exercise the over-allotment option, the net proceeds will be
approximately $       million. Net proceeds are what we expect to receive after
we pay the underwriting discounts and commissions and the estimated offering expenses. For the purpose of estimating net proceeds, we are assuming that the
public offering price will be $     per share. We expect to use all of the net
proceeds from this offering for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. We may also use a portion of the proceeds to accelerate commercialization of existing and future products. Pending our uses of the proceeds, we intend to invest the net proceeds of this offering primarily in short-term, interest-bearing instruments.


The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

Dividend policy

We have never declared or paid any dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects and other factors that the board of directors may deem relevant.

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Capitalization


The following table sets forth our capitalization as of December 31, 2001:


 .   on an actual basis;


 .   on a pro forma basis to give effect to the automatic conversion upon completion of this offering of all outstanding shares of our preferred stock into 4,675,000 shares of common stock; and


 .   on a pro forma as adjusted basis to give effect to the sale of
    shares of common stock at an assumed public offering price of $       per
    share, less underwriting discounts and commissions and estimated offering expenses.


                                                                     As of December 31, 2001
                                                             ----------------------------------------
                                                                                            Pro forma
                                                                   Actual    Pro forma    as adjusted
-----------------------------------------------------------------------------------------------------
                                                             (In thousands, except per share amounts)
Redeemable convertible preferred stock, $0.001 par value;
  4,784,000 shares authorized, 4,675,000 shares issued and
  outstanding, actual; no shares issued and outstanding,
  pro forma and pro forma as adjusted.......................  $     7,272  $        --      $      --
                                                              -----------  -----------      ---------
Stockholders' equity:
  Common stock, $0.001 par value; 20,000,000 shares
   authorized, 1,840,154 shares issued and outstanding,
   actual; 6,515,154 shares issued and outstanding, pro
   forma; and  shares issued and outstanding, pro forma as
   adjusted.................................................            2            7
                                                              -----------  -----------      ---------
  Additional paid-in capital................................        4,527       11,794
                                                              -----------  -----------      ---------
  Deferred stock-based compensation.........................       (3,719)      (3,719)
                                                              -----------  -----------      ---------
  Retained earnings.........................................          416          416
                                                              -----------  -----------      ---------
   Total stockholders' equity...............................        1,226        8,498
                                                              -----------  -----------      ---------
     Total capitalization...................................  $     8,498  $     8,498      $
                                                              ===========  ===========      =========


The table above does not include:


 .   3,170,270 shares of common stock issuable upon the exercise of options under our 1998 Stock Plan outstanding as of December 31, 2001 at a weighted-average exercise price of $1.33 per share;



 .   70,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2001 at a weighted-average exercise price of $1.87 per share;



 .   1,600,000 shares of common stock reserved for future issuance under our
    2002 Stock Plan;



 .   200,000 shares of common stock reserved for future issuance under our 2002
    Employee Stock Purchase Plan; and



 .   130,000 shares of our common stock granted and options to purchase 26,500 shares of our common stock exercised between December 31, 2001 and February 1, 2002.



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

--------------------------------------------------------------------------------


Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.


Our pro forma net tangible book value as of December 31, 2001 was $8,498,000, or $1.30 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to
our sale of        shares of our common stock offered by this prospectus at an
assumed public offering price of $     per share and after deducting the
underwriting discounts and commissions, estimated offering expenses, our pro
forma net tangible book value as of December 31, 2001 would be $      , or
$     per share. This represents an immediate increase in pro forma net
tangible book value of $     per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $     per share to
new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share................................             $
  Pro forma net tangible book value per share as of December 31, 2001.......... $
  Increase per share attributable to new investors.............................
                                                                                --------
Pro forma as adjusted net tangible book value per share after the offering.....
                                                                                            -------
Dilution per share to new investors............................................             $
                                                                                            =======



The following table sets forth, on a pro forma basis, as of December 31, 2001, the differences between the number of shares of common stock purchased from us, the total consideration paid and average price per share paid by existing stockholders, and by new investors purchasing shares of our common stock in this offering, before deducting underwriting discounts and commissions and
estimated expenses at an assumed public offering price of $     per share.



                                                              Total
                                        Shares purchased  consideration    Average
                                        ---------------  --------------      price
                                        Number  Percent  Amount Percent  per share
-----------------------------------------------------------------------------------
Existing stockholders..................               %  $            %     $
New investors..........................
                                         -----    -----  ------   -----
  Total................................             100% $          100%
                                         =====    =====  ======   =====



The tables above assume no exercise of the underwriters' over-allotment option and exclude 3,170,270 options outstanding as of December 31, 2001, with a weighted-average exercise price of $1.33 per share, and 70,000 shares of common stock subject to warrants outstanding as of December 31, 2001, with a weighted-average price of $1.87 per share. Assuming exercise in full of these options and warrants having an exercise price less than the offering price
would increase the dilutive effect to new investors an additional $     per
share, to $     per share.


--------------------------------------------------------------------------------

Dilution
--------------------------------------------------------------------------------


If the underwriters exercise their over-allotment option in full, the following will occur:

 .   the number of shares of common stock held by existing stockholders will
    decrease to approximately     % of the total number of shares of common
    stock outstanding; and

 .   the number of shares held by new investors will increase to        or
    approximately     % of the total number of shares of our common stock
    outstanding after this offering.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data


The selected financial data set forth below should be read in conjunction with our financial statements and the related notes thereto and "Management's discussion and analysis of financial condition and results of operations," included in this prospectus. The statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the balance sheet data as of December 31, 2000 and 2001, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from August 10, 1998 (date of inception) to December 31, 1998 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements not included in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.



                                                      Period from
                                                       August 10,
                                                    1998 (date of
                                                    inception) to  Years ended December 31,
                                                     December 31,  ------------------------
Statements of operations data                                1998      1999    2000    2001
--------------------------------------------------------------------------------------------
                                                     (In thousands, except per share data)

Net revenue(1).....................................        $   --  $    100  $9,531 $19,328
Cost of revenue(1).................................            --       413   3,365   6,941
                                                           ------  --------  ------ -------
Gross profit (loss)................................            --      (313)  6,166  12,387
                                                           ------  --------  ------ -------
Operating expenses:
    Sales and marketing(1).........................            26       706   2,794   5,693
    Research and development(1)....................           188     1,333   1,539   2,221
    General and administrative(1)..................            43       419     989   1,963
                                                           ------  --------  ------ -------
       Total operating expenses....................           257     2,458   5,322   9,877
                                                           ------  --------  ------ -------
Income (loss) from operations......................          (257)   (2,771)    844   2,510
Interest and other income, net.....................            11        57     193     171
                                                           ------  --------  ------ -------
Income (loss) before income taxes..................          (246)   (2,714)  1,037   2,681
Provision for income taxes.........................            --        --      --    (342)
                                                           ------  --------  ------ -------
Net income (loss)..................................        $ (246) $ (2,714) $1,037 $ 2,339
                                                           ======  ========  ====== =======
Net income (loss) per share(2):
    Basic..........................................        $(1.06) $  (3.04) $ 0.97 $  1.58
                                                           ======  ========  ====== =======
    Diluted........................................        $(1.06) $  (3.04) $ 0.13 $  0.27
                                                           ======  ========  ====== =======
Weighted-average number of shares used in per share
 calculations:
    Basic..........................................           231       892   1,064   1,480
                                                           ======  ========  ====== =======
    Diluted........................................           231       892   8,008   8,731
                                                           ======  ========  ====== =======
--------
(1) Excludes the following deferred stock-based compensation charges:
    Net revenue....................................        $   --  $     --  $   -- $   164
    Cost of revenue................................            --        --      --      93
    Sales and marketing............................            --        --      --     262
    Research and development.......................            --        --      --     113
    General and administrative.....................            --        --      --     120
                                                           ------  --------  ------ -------
                                                           $   --  $     --  $   -- $   752
                                                           ======  ========  ====== =======



(2) Please see the notes to the financial statements for an explanation of the method used to determine the numbers of shares used in computing basic and diluted net income (loss) per share.


--------------------------------------------------------------------------------

Selected financial data
--------------------------------------------------------------------------------


                                                                   As of December 31,
                                                            ---------------------------------
Balance sheet data                                            1998     1999     2000     2001
---------------------------------------------------------------------------------------------
                                                                     (In thousands)
Cash and cash equivalents.................................. $1,781  $ 4,184  $ 3,562  $ 6,354
Working capital............................................  1,690    4,180    4,768    7,466
Total assets...............................................  1,798    4,913    7,038   12,475
Non-current liabilities....................................     --      118       68       --
Redeemable convertible preferred stock.....................  1,945    7,272    7,272    7,272
Total stockholders' equity (deficit).......................   (244)  (2,958)  (1,918)   1,226


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW


We design, manufacture and market innovative medical devices for use in the aesthetic market. We enable our customers to offer non-invasive laser-based treatments to their patients. We were incorporated in August 1998. Our activities from our inception to the fourth quarter of 1999 principally consisted of development of our first product, CoolGlide, for the permanent reduction of hair and the treatment of leg and facial veins. We received FDA clearance to market CoolGlide for the treatment of vascular lesions in June 1999. We commercially launched CoolGlide in March 2000 after obtaining FDA clearance for hair removal. We obtained FDA clearance for permanent reduction of hair in January 2001 and began sales of our second product, CoolGlide Excel, in March 2001. We have been profitable since the second quarter of 2000 and, as of December 31, 2001, had retained earnings of $416,000. In September 2001, we acquired North American distribution rights to the new Medlite C series of products, manufactured by Continuum Electro Optics, for removal of tattoos and pigmented lesions. We launched the first of these products in the fourth quarter of 2001. We have recently introduced two new products, Genesis and CoolGlide Vantage, for improving the appearance of skin. We are currently test marketing the Enterprise Program, through which we will offer CoolGlide for a "pay-per-use" fee. Through December 31, 2001, we have revenues of approximately $320,000 from the sale of Medlite products. We have insignificant revenue from Genesis, CoolGlide Vantage or the Enterprise Program.



We derive revenue primarily from the sale of our aesthetic laser products. Revenue is recognized upon shipment of product to the customer, provided that a purchase order exists, remaining obligations are insignificant and collectibility of the resulting receivable is reasonably assured. We generally offer a one-year warranty with our products. We provide for the estimated warranty costs at the time of sale. We also earn revenues from the sale of extended warranty contracts. Such revenues are deferred and recognized ratably over the extended warranty period. We sell our products in the United States through direct sales representatives, and use distributors to sell our products outside of the United States. We plan to sell directly to customers in certain European countries. For the year ended December 31, 2001, international sales comprised 28% of our revenue.



Our cost of revenue consists primarily of materials, labor, manufacturing overhead expenses, amortization of deferred stock-based compensation and warranty and shipping and handling costs. As we grow our business and realize manufacturing efficiencies and economies of scale, we expect our cost of revenue to decrease as a percentage of net sales, thereby increasing our gross margin. For the years ended December 31, 2000 and 2001, our gross margins were 65% and 64%, respectively. We attempt to maintain gross margins even as average selling prices decline by introducing new products with higher margins and by realizing manufacturing efficiencies and cost reductions. The markets in which we operate are highly competitive, and there can be no assurance that we will be able to successfully maintain our current gross margins. Any significant decline in our gross margins could materially harm our business.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Our operating expenses include sales and marketing, research and development, and general and administrative expenses. Sales and marketing expenses consist primarily of personnel costs, advertising, amortization of deferred stock-based compensation, public relations and participation in selected medical conferences and trade shows. Research and development expenses consist primarily of personnel costs, clinical and regulatory costs, patent application costs, amortization of deferred stock-based compensation and supplies. General and administrative expenses consist primarily of personnel costs, professional fees, amortization of deferred stock-based compensation and other general operating expenses of our company. We expect our operating expenses to increase in the future as a result of increased sales and marketing expenses to promote revenue growth and geographic expansion, continued research and development of new products and technologies, and increased general and administrative expenses, to keep pace with our overall growth and the requirements of a public company. We expect operating expenses to decrease as a percentage of net revenue.


We incurred net operating losses from inception through the year ended December 31, 1999 and, accordingly, did not pay any federal or state income taxes during this period. We did not incur an income tax charge during the year ended December 31, 2000 due to the utilization of net operating loss carryforwards from prior periods. We had no net operating loss carryforwards and no research and development credits remaining at December 31, 2001 and, accordingly, we recorded a provision for income taxes during the year ended December 31, 2001.



We grant incentive stock options to attract, motivate and retain employees. In connection with the grant of stock options to employees, we record deferred stock-based compensation as a component of stockholders' equity. Deferred stock-based compensation for options granted to employees is the difference between the option exercise price and the fair value of our common stock on the date such options were granted. For stock options granted to non-employees, the fair value of the options is estimated using the Black-Scholes valuation model and is periodically remeasured as the options vest. During the year ended December 31, 2001, we recorded aggregate deferred stock-based compensation of $4,471,000 of which $3,719,000 was unamortized as of December 31, 2001. The remaining deferred stock-based compensation as of December 31, 2001 will be amortized to expense on a straight-line basis over the respective vesting terms of the underlying options, which is typically four years. Deferred stock-based compensation expense is allocated according to employees and their respective departments and by function for non-employees.


We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market acceptance of our current and new products, the timing of significant orders and the length of the sales cycle, the introduction of new products by our competitors, litigation and dispute resolution, the timing and extent of our research and development efforts, and general market conditions. Our limited history makes accurate predictions of future operating results difficult.

RESULTS OF OPERATIONS




Years ended December 31, 2001, 2000, and 1999


Net revenue

Net revenue in 2001 was $19.3 million compared to $9.5 million in 2000 and $100,000 in 1999. The increases were primarily due to higher sales volume resulting from increased customer awareness of our technology, expansion of our sales force, and increased geographical coverage, both domestically and internationally. From 2000 to 2001, revenue increased by $6.9 million in the United States and $2.9 million internationally due to the introduction of the CoolGlide Excel product in March 2001.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


International growth was seen in almost all markets, with the largest increase in revenues from Japan. Although two units were sold in December 1999, CoolGlide was commercially launched in March 2000.


Cost of revenue

Cost of revenue in 2001 was $6.9 million compared to $3.4 million in 2000 and $413,000 in 1999. The increases were primarily attributable to the expansion of our manufacturing operations and higher material, labor and overhead costs associated with increased sales volume of our products. Included in cost of revenue was amortization of deferred stock-based compensation of $93,000 in 2001 compared to none in 2000 and 1999. As a percentage of net revenue, cost of revenue was 36% and 35% for 2001 and 2000, respectively. The cost of revenue in 1999 was primarily comprised of start-up costs associated with our manufacturing operations.



Gross profit


Gross profit in 2001 was $12.4 million compared to $6.2 million in 2000. This increase was primarily due to higher sales volume. As a percentage of net revenue, gross profit was 64% and 65% for 2001 and 2000, respectively.


Sales and marketing expenses

Sales and marketing expenses in 2001 were $5.7 million compared to $2.8 million in 2000 and $706,000 in 1999. The increase from 2000 to 2001 was primarily due to an increase of $2.3 million related to additional labor costs, travel and other expenses related to the expansion of our sales force. In addition, marketing expenses increased by $561,000 as a result of trade show expenses, labor costs and other promotional expenses. Included in sales and marketing expenses was amortization of deferred stock-based compensation of $262,000 in 2001, compared to none in 2000 and 1999. As a percentage of revenue, sales and marketing expenses were 29% both in 2001 and 2000. From 1999 to 2000 the increase in sales and marketing expenses was attributable to increased costs of $1.5 million associated with the creation of our direct sales force in the United States and increased costs of $600,000 associated with marketing support.


Research and development expenses

Research and development expenses in 2001 were $2.2 million compared to $1.5 million in 2000 and $1.3 million in 1999. The increase from 2000 to 2001 was primarily due to higher employee labor costs of $450,000 and higher outside consulting service costs of $183,000. The labor costs increased due to hiring additional staff for engineering and regulatory positions. In addition to higher labor costs, we contracted with additional engineering and industrial design consultants to expedite the product launch of CoolGlide Excel. Included in research and development expenses was amortization of deferred stock-based compensation of $113,000 in 2001 compared to none in each of 2000 and 1999. As a percentage of net revenue, research and development expenses decreased to 11% in 2001 from 16% in 2000.


General and administrative expenses

General and administrative expenses in 2001 were $2.0 million compared to $1.0 million in 2000 and $419,000 in 1999. The increases were primarily due to the addition of administrative staff and outside services for legal, accounting and information technology consulting. Included in general and administrative expenses was amortization of deferred stock-based compensation of $120,000 in 2001 compared to none in 2000 and none in 1999. As a percentage of net revenue, general and administrative expenses were 10% for each of 2001 and 2000.


Interest and other income, net

Interest and other income, net in 2001 was $171,000 compared to $193,000 in 2000 and $57,000 in 1999. Interest income in 2000 increased significantly due to higher average cash and cash equivalents


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


balances, offset by a small increase in interest expense. Interest income was $198,000 in 2001 compared to $217,000 in 2000 and $79,000 in 1999 and interest expense was $27,000 in 2001 compared to $24,000 in 2000 and $22,000 in 1999.



Provision for income taxes




We recorded a provision for income taxes of $342,000 during 2001. This comprised a current income tax charge of $1.2 million offset by a deferred tax benefit of $859,000. We recorded a deferred tax asset of $859,000 at December 31, 2001 related to short-term timing differences that are likely to be realized. We did not record provisions for income taxes during 2000 and 1999 due to the availability of net operating loss carryforwards.


LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have funded our operations principally through two private placements of preferred stock during 1998 and 1999, resulting in net proceeds of $7.3 million.


At December 31, 2001, we did not have any outstanding or available debt financing arrangements. At December 31, 2001, we had working capital of $7.5 million and our primary source of liquidity was $6.4 million in cash and cash equivalents.





Net cash provided by (used in) operating activities was $3.8 million for 2001, $(1,000) in 2000 and $(2.8 million) in 1999. During 2001, net cash provided by operating activities resulted from net income, adjusted for increases in accrued liabilities of $2.2 million, and deferred stock-based compensation expense of $752,000, offset by a $859,000 increase in deferred tax asset and a $778,000 increase in other current assets. The increase in accrued liabilities was primarily due to increases in warranty accrual as a result of increased product sales and an increase in accrued professional fees as a result of our planned public offering. The increase in deferred tax asset was primarily due to our release of the valuation allowance against the asset. The increase in other assets was primarily due to prepaid public offering costs. During 2000, net income and increases in accruals and deferred revenue were offset by an increase in accounts receivable.



Net cash used in investing activities was $918,000 in 2001, $579,000 in 2000 and $264,000 in 1999. Our investing activities consisted principally of capital expenditures for equipment and machinery relating to manufacturing, research and development, and other operating activities.



Net cash provided by (used in) financing activities was $(65,000) in 2001, $(42,000) in 2000 and $5.5 million in 1999. The cash provided by financing activities in 1999 was primarily attributable to the proceeds from the private placement of equity securities.



We expect to continue to generate positive cash flow from operations in the future. Our future capital requirements depend on a number of factors, including market acceptance of our products, the resources we devote to developing and supporting our products, continued progress of our research and development of new products and the potential need to acquire licenses to proprietary technology. We may need to pay a substantial amount in back royalties on sales of our products and royalties for sales of our products hereafter in the event that we are unsuccessful in defending against pending litigation.


While we believe that the net proceeds from this offering together with our existing capital resources and expected positive cash flow will be sufficient to fund our operations and capital investments for at least the next 24 months, we cannot assure you that we will not require additional financing before that time. We cannot assure you that such additional financing will be available on a timely basis on terms

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

acceptable to us or at all, or that such financing will not be dilutive to our stockholders. If adequate funds are not available to us, we could be required to suspend research and development efforts, delay commercialization of our products, reduce resources dedicated to sales and marketing activities or decide not to acquire companies or products that would complement our business, any of which could have a material adverse effect on our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We invest our excess cash primarily in US government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. These instruments have maturities of three months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

Although substantially all of our sales and purchases are denominated in US dollars, future fluctuations in the value of the US dollar may affect the price competitiveness of our products. We do not believe, however, that we currently have significant direct foreign currency exchange rate risk and have not hedged exposures denominated in foreign currencies.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," which establishes financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. We will adopt SFAS No. 141 during the first quarter of fiscal year 2002, and this adoption is not expected to have any impact on our financial statements.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and after they have been initially recognized in the financial statements. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. We will adopt SFAS No. 142 during the first quarter of fiscal year 2002, and this adoption is not expected to have any material impact on our financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset's retirement costs are to be capitalized as part of the asset's carry amount and subsequently allocated to expense over the asset's useful life. We believe that the adoption of SFAS No. 143 will not have a material impact on our financial statements.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. This Statement develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addressing the principal implementation issues. We believe that the adoption of SFAS No. 144 will not have a material impact on our financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Business

OVERVIEW

We design, manufacture and market innovative medical devices for use in the aesthetic market. We enable dermatologists, plastic surgeons, general physicians and other licensed healthcare practitioners to offer non-invasive laser-based treatments to their patients. Our initial product, CoolGlide, is used for the removal and permanent reduction of hair. CoolGlide, unlike many other aesthetic laser products currently available, is effective for patients across the full spectrum of skin pigmentation, including patients with dark or tanned skin, who may not otherwise be treated safely. CoolGlide Excel, our second product, integrates in one compact solution CoolGlide performance for permanent hair reduction with the broadest available range of leg and facial vein treatments. Our products are easy to use, and the procedures performed using our products are efficient, effective and safe. These and other advantages have allowed us to rapidly grow our business and successfully compete in the aesthetic market.


We are introducing additional, advanced, laser-based aesthetic solutions to increase the range of products and services we offer our customers. In the fall of 2001, we acquired North American distribution rights to the new Medlite C series of products, manufactured by Continuum Electro Optics, for removal of tattoos and pigmented lesions. In addition, we are developing the Enterprise Program through which we will offer customers the opportunity to use CoolGlide on a pay-per-use basis. This program is designed to make the CoolGlide technology attractive to customers who might not want to pay for the product up front.



We received FDA clearance to market CoolGlide for the treatment of vascular lesions, including leg and facial veins, in June 1999, for hair removal in March 2000 and for the permanent reduction of hair in January 2001. In addition, we have filed for clearance with the FDA for additional indications involving non-invasive procedures to improve skin appearance. We commercially launched CoolGlide in March 2000 and CoolGlide Excel in March 2001 and the first Medlite series C product in the fourth quarter of 2001. We introduced our most recent products, Genesis and CoolGlide Vantage, in January 2002. As of February 1, 2002, we had sold approximately 500 units. All of our long-lived assets are located in the United States. In 2001, we generated 72% of our revenue from US sales, 8% from sales in Canada, 6% from sales in Japan, and 14% from sales in other international markets. We have been profitable since the second quarter of 2000.


INDUSTRY BACKGROUND

We believe that the aesthetic market for elective, non-invasive procedures is experiencing broad growth. According to the American Society of Plastic Surgeons, an estimated $7.4 billion was spent on aesthetic surgery in over 13 million surgical and non-surgical procedures in 2000. The December 2001 US Worldwide Epilation Market report estimates that more than 5 million light-based hair removal treatments will be performed in 2001, generating $1.3 billion in fees. The report also indicates that the installed base of lasers for hair removal will grow approximately 300% from 2000 to 2004.

The market for aesthetic laser-based procedures includes the following:

 .   removal and permanent reduction of unwanted hair from the face and body;

 .   treatment of unwanted leg and facial veins;

 .   removal of tattoos and pigmented lesions;

 .   wrinkle reduction; and

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------


 .   emerging applications, such as acne and psoriasis treatments.

Except in rare instances, aesthetic procedures are not reimbursed by third-party payors. Therefore, the success of a product in the aesthetic industry is not dependent upon third-party reimbursement. As a result, aesthetic procedures have become increasingly attractive to physicians and other licensed professionals.

While our existing laser-based technology platform has the potential to offer multiple applications in the aesthetic market, our initial focus has been on the removal and permanent reduction of unwanted hair and the treatment of unwanted veins.

Hair removal
The current methods for hair removal include waxing, chemical treatments, depilatories, tweezing, shaving, electrolysis and laser-based hair removal. Of these, the only technique other than laser-based hair removal that provides a long-lasting solution is electrolysis. However, electrolysis is performed on one hair follicle at a time and makes the treatment of even small areas very time-consuming and often painful.

Laser-based solutions for long-lasting hair removal were first introduced in the United States in 1995. Lasers are well suited for the removal of hair because, with the proper selection of four parameters -- wavelength, pulse length, spot size and energy -- lasers can be used to non-invasively target the hair structure without damaging the surrounding skin. In addition, numerous hair follicles can be treated simultaneously, allowing for rapid coverage of large areas. Historically, lasers have provided effective treatment primarily for people with lightly-pigmented skin, as dark and tanned skin was found to absorb too much energy and treatments often resulted in blistering, skin discoloration and other complications.

Leg and facial veins
The current methods for the treatment of leg and facial veins include sclerotherapy and laser-based treatments. Sclerotherapy, which has been the treatment of choice for leg veins, involves the use of a syringe and small needle and requires the tip of the needle to be placed into the inner portion of the vein. A saline-based solution is then injected to collapse the vein. However, smaller veins are especially difficult or impossible to treat due to the requirement of correctly positioning the needle. Additionally, there are some potential patients with a fear of needle injections who would prefer a less invasive form of treatment.

Historically, laser-based treatments have been used to treat small facial veins, but have tended to result in either significant bruising and pain or limited efficacy. In addition, these lasers are unsuitable for the treatment of larger leg veins. As a result, there has been an unmet market need for a laser technology which can be used to treat the whole range of veins, from small facial veins to large leg veins.

THE ALTUS SOLUTION

Our products address unmet needs in the aesthetic market. We believe that our products are technologically superior to our competitors' products. Key features of our products include:


 .   Broad range of treatments.  The limitations on many competing hair removal and vein treatment products cause practitioners to turn away patients on a regular basis. CoolGlide removes hair safely and effectively, not only on those with fair skin, but also on the otherwise unserved population of patients with dark or tanned skin. CoolGlide Excel adds the capability of treating large leg veins, including spider and varicose veins, in addition to small face and leg veins.


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 .   Technology leadership.  We believe that we offer the most advanced laser-based solutions for the aesthetic market. Our technology uniquely combines long wavelength, high power, a wide range of spot sizes and a wide range of pulse lengths, to provide a laser that is safe and more effective for a wider range of the population than our competitors' products.


 .   Proprietary ClearView handpiece.  Our proprietary ClearView handpiece provides an unobstructed view of the treatment area that enables a practitioner to position the laser beam quickly and accurately. In addition, the active cooling system integrated into our ClearView handpiece permits the practitioner to move continuously through a targeted area. It also pre-cools the skin prior to delivery of energy at the treatment site. By cooling the skin in advance, the skin can absorb more energy without overheating and blistering, ensuring patient comfort and effective skin protection.


 .   Multiple applications.   CoolGlide Excel and CoolGlide Vantage each provide
    the practitioner the ability to purchase one unit for multiple applications that would otherwise require the purchase of at least two units. Because practitioners can use CoolGlide Excel and CoolGlide Vantage for multiple indications, the cost of each unit may be spread across a greater number of procedures, and therefore be more rapidly recovered.


 .   Easy-to-use controls.  The practitioner has three simple, independently adjustable controls from which to select a wide range of treatment parameters and settings to suit the patient's profile and treatment choice.

 .   Compact and transportable design.  The compact design gives the practitioner the flexibility to easily move the product from room to room. Our products weigh only 135 pounds. Many competing products weigh in excess of 200 pounds and are more difficult to move.


Risks involved in the use of our products include risks common to laser-based aesthetic procedures. Misuse of lasers, by overexposure to the treatment site, may result in skin discoloration, burning or blistering.


STRATEGY

Our strategy is to become a leading provider of medical devices and services for the aesthetic market by:


 .   Increasing sales of existing products in the United States.  While we have sold approximately 325 units in the United States as of February 1, 2002, we are still relatively new to the marketplace and have significant growth potential with our current products. For example, we first began selling CoolGlide Excel in March 2001. We intend to increase penetration of our primary customer base, dermatologists and plastic surgeons, by increasing our sales force and serving more regions within the United States. We currently have 13 direct sales representatives in the United States, and we are planning to add four more in the second quarter of 2002. We offer frequent educational seminars and intend to increase the number of programs and offering sites.



 .   Expanding our international presence.  We are focused on increasing our market penetration overseas and building global brand-recognition for our product lines. We currently sell our products through a network of distributors in 26 countries. We have recently added distributor managers in Europe and Asia to increase our international market penetration and cultivate distributor relationships. We require our distributors to invest in service training and equipment, display our products at exhibitions and commit to a minimum sales amount to obtain exclusivity. We intend to add additional distributors, regional managers and support staff to increase sales and strengthen customer relationships. In addition, we intend to develop a direct sales force in Europe to help increase penetration of key selected markets.


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 .   Continuing to develop additional clinical capabilities.  Although our products are currently marketed for hair removal and vein treatment, we are exploring the use of our existing technology platform for other aesthetic laser-based applications. We work with our technology advisory board and other thought leaders to explore and develop new applications with our existing technology platform. The development of additional capabilities will allow us to offer a more complete line of the latest, most advanced products and services to our customers.



 .   Broadening our customer base.  We are developing new clinical indications and products to meet additional demands in the aesthetic market and to expand our customer base. For example, we are test marketing our new Enterprise Program through which we intend to offer customers the opportunity to provide laser-based solutions on a "pay-per-use" basis, without the need to purchase our products.


 .   Continuing our commitment to new research and development.  We intend to develop other products for the aesthetic market. We continue to invest in research and development for the next generation of products and technologies for the aesthetic market. We also intend to leverage our ability to design and manufacture innovative products for the aesthetic market with an emphasis on cost effective solutions to target broad markets.

 .   Acquiring complementary businesses and technologies.  We intend to pursue opportunities to expand our core business, offering a full range of products and service into the aesthetic market, by acquiring businesses or products that have technologies or capabilities complementary to ours. Consistent with this strategy, we entered into a strategic relationship in September 2001 with Continuum Electro Optics, a leading manufacturer of laser-based devices for removal of tattoos and pigmented lesions.

THE COOLGLIDE PROCEDURE

To perform a CoolGlide procedure, the treatment site on the skin is first cleaned and shaved. The practitioner applies a thin layer of clear gel, such as ultrasound gel, for easy gliding of the handpiece. The practitioner then uses the ClearView handpiece to cool the area to be treated and deliver a laser pulse. This procedure is then repeated at the next treatment site. The energy delivered by the 1064 nanometer laser light emitted by the CoolGlide product primarily penetrates through the surface layer of skin, and into the underlying skin, where the hair follicle or hemoglobin targets are located. The surrounding tissue remains unaffected. For hair removal, patients receive on average three to six treatments, while vein removal patients typically require fewer treatments.

PRODUCTS AND PROGRAMS

CoolGlide

CoolGlide allows practitioners to perform hair removal treatments that provide permanent reduction of hair. CoolGlide consists of a control console, which includes a high-powered, 1064 nanometer wavelength laser and the ClearView handpiece. The control console produces up to 4,700 watts of laser power, which is as much as 600% greater than the power produced by competing products and enables the practitioner to rapidly deliver therapeutic energy to the target without damaging surrounding tissue. The easy-to-use control console includes a user-interface, which provides controls to adjust the fluence, or brightness of the light transmitted, pulse width and repetition rate. The ClearView handpiece provides a 10 millimeter spot size, enabling fast and accurate treatment of a large area with minimal scatter and allowing the practitioner to effectively target the base of the hair follicle. The ClearView handpiece incorporates our proprietary cooling system, providing integrated pre-cooling of the treatment area through a temperature-controlled metal plate. Its ergonomic design allows the practitioner an unobstructed view of the treatment area and minimizes user fatigue, a common problem associated with other heavier devices.


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CoolGlide Excel

In addition to the features of CoolGlide, CoolGlide Excel allows the practitioner to effectively reduce hair and treat a full range of leg and facial veins. CoolGlide Excel features a much broader range of treatment parameters that significantly expand the clinical capabilities beyond CoolGlide. The product provides an adjustable spot size of three, five, seven or ten millimeters, which allows the practitioner to control treatment depth. Larger spots enable hair removal and the treatment of deep leg veins. Smaller spots provide for shallow penetration, typically useful for superficial vein treatments.



Genesis


Genesis, introduced in 2002, allows practitioners to perform non-invasive treatments that improve the appearance of skin, including the reduction of facial redness and other aesthetic conditions. Genesis has some of the features of the CoolGlide Excel, including a laser wavelength of 1064 nanometers, a skin cooling handpiece, adjustable spot sizes and easy-to-use controls. However, Genesis utilizes a very high peak power laser that can produce up to three times the laser power of CoolGlide to provide the treatment capabilities mentioned above.



CoolGlide Vantage


CoolGlide Vantage, introduced in 2002, combines in one unit the features and capabilities of the CoolGlide Excel and Genesis to enable practitioners to perform the full range of treatments that are provided by our currently existing technology platform.


Medlite C

We are the exclusive US distributor for the Medlite C series of products manufactured by Continuum Electro Optics, a subsidiary of Hoya Photonics. The Medlite C products are used for the removal of tattoos and the treatment of pigmented skin irregularities, such as age spots and brown spots. The products feature two treatment modalities, with green and infrared wavelengths, and treatments using variable spot sizes ranging from two millimeters to seven millimeters. The Medlite C products are self-contained, with closed-loop water cooling systems. The products are compact for easy transport and storage.


There are currently two products in the the Medlite C series, C3 and C6. The C6 product can deliver twice the energy of the C3 product, allowing for greater treatment speed. The C6 is the only Medlite product designed for use with a MultiLite handpiece, an optional accessory, that is intended to enable practitioners to treat a wider range of tattoo colors. We launched the first of these products, the C3, in the fourth quarter of 2001, and expect to launch the C6 in 2002.

Enterprise Program

We are developing a pay-for-use program, called the Enterprise Program, designed to allow practitioners to place the CoolGlide product in their facilities and offer hair removal treatments with a minimal cash outlay. The focus of this arrangement will be on licensed practitioners who perform a limited number of aesthetic laser-based procedures, for whom paying for the product on a "per use" basis would be economically more attractive than paying for the product up front.


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SERVICES AND SUPPORT

Our products are engineered to enable quick and efficient service and support. There are several separate components of our CoolGlide product, each of which can easily be removed and replaced. We believe that quick and effective delivery of service is important to our customers. We strive to respond to service calls within 48 hours to minimize practitioner disruptions. We have five service engineers, one in each of California, Connecticut, Michigan, Rhode Island and Florida. We have also trained third parties to repair our products in various other states. Replacement parts are shipped from our headquarters into the field and each of our service engineers carries spare parts. Independent distributors maintain parts depots and service representatives adequate to cover their installed products and have primary responsibility to service such products. In addition, we have service representatives in each of our markets worldwide.

Initial warranties on our products cover parts and service for 12 months. Our extended warranties vary by the type of product and the level of service desired by the customer and are typically for a 12 to 24 month period after the initial warranty period expires. Customers are notified 60 to 90 days before their initial warranty expires and are able to choose from three different extended warranty plans covering preventative maintenance and replacement parts and labor. In the event one of our customers declines an additional warranty, we will still service our products and charge for time and materials.

SALES AND MARKETING


We sell, market and distribute CoolGlide, CoolGlide Excel and our Medlite products in the United States through a direct sales force supported by a team of technical service specialists. Currently, we have 18 sales personnel, two of whom are distributor managers, one of whom is our Vice President of North American Sales and one of whom is our Vice President of International Sales. Our strategy to increase market penetration in the United States relies on selling directly to high volume practicing dermatologists and plastic surgeons. In addition, we target lower volume OB/Gyn practitioners, family practitioners, general practitioners and physician-directed licensed practitioners.



Internationally, we sell our products through a network of distributors. We have distributors in the following countries: Argentina, Australia, Brazil, Canada, China, Cyprus, France, Germany, Greece, India, Indonesia, Italy, Japan, Korea, Malaysia, New Zealand, Pakistan, Philippines, Portugal, Saudi Arabia, Singapore, South Africa, Spain, Switzerland, Thailand and Uruguay. We require our distributors to invest in service training and equipment, to attend certain exhibitions and congresses, and to commit to minimum sales amounts to gain exclusivity. We intend to add direct sales representatives in certain European countries by the end of 2002.



Our regional sales managers are available to train and serve as mentors for our distributors, and to assist them in selling our products most effectively. For the year ended December 31, 2001, international sales accounted for 28% of our revenue.



We primarily target our marketing efforts to practitioners through office visits, trade shows and trade journals and to consumers through glossy brochures and our web site. Our sales philosophy includes establishing strong collaborations with the leading people of influence in our field regarding our technology platform. In addition, we allow state approved users, such as physicians and nurse practitioners to administer treatment with our products on a free trial basis, on patients that they consider difficult to treat, to demonstrate the effectiveness of our products.


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MANUFACTURING

Our products are manufactured with components and subassemblies supplied by subcontractors. We assemble and test each of our CoolGlide products at our Burlingame, California facility. Ensuring adequate inventory, continuous cost reduction and superior product quality are top priorities of our manufacturing operations. To achieve our goals, we:

 .   work closely with our research and development team;

 .   continually improve just-in-time inventory management; and

 .   effectively manage a limited number of the most qualified suppliers.

We purchase certain components and subassemblies from a limited number of suppliers. We enter into purchase orders for the component and material requirements that we need 12 months in advance. We have met the requirements of the purchase orders by increasing the amount of components and materials we order every four months. The forecasts we use are based on historical demand and fluctuations from quarter to quarter in our orders and components and materials needs. It is very important that we accurately predict the demand for our products and the lead times for the components of our laser products. Lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components.

The S-Key component used in our Enterprise Program is supplied by a single source supplier. Although we believe that we could readily find an alternative to our S-Key component if we are forced to do so, we could experience delays in our manufacturing. If our suppliers are unable to meet our requirements on a timely basis, our production could be interrupted until we obtain an alternative source of supply. To date, we have not experienced significant delays in obtaining any of our products.

We are required to manufacture our products in compliance with the FDA's Quality System Regulations, or QSR. The QSR covers the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced inspections. Our failure to maintain compliance with the QSR requirements could result in the shut down of our manufacturing operations and the recall of our products, which would have a material adverse effect on our business. In the event that one of our suppliers failed to maintain compliance with our quality requirements, we may have to qualify a new supplier and could experience manufacturing delays as a result. In February 2000, our facility was awarded the ISO 9001 and EN 46001 certification.

RESEARCH & DEVELOPMENT


We are committed to investing in our research and development activities to develop new products and enhance existing products. Our research and development activities are conducted internally by a staff consisting of five employees. Expenditures for the year ended December 31, 2001 were $2.2 million, or 11% of net revenue. We work closely with customers, both individually and through our sponsored seminars, to develop products that meet customer application and performance needs. We are working with leading practitioners in the field to develop additional new products and make improvements to existing products.


PATENTS AND PROPRIETARY TECHNOLOGY


We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently have five pending US patent


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applications and three pending foreign patent applications. We intend to file for additional patents to strengthen our intellectual property rights. CoolGlide is a registered trademark in the United States and Japan.

Our employees, consultants and advisors are required to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees and consultants to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business. We cannot provide any assurance that employees, consultants or advisors will abide by the confidentiality terms of their agreements. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

Our patent applications may not be approved, and if they are approved we cannot assure you that the patents that issue will protect our intellectual property rights. Any patents issued to us may be challenged by third parties as invalid or parties may independently develop similar or competing technology or design around any of our patents. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We believe that we own or have the right to use the patentable inventions embodied in our products. However, the laser industry is characterized by a very large number of patents, many of which are of questionable validity and some of which appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. Because patent applications are maintained in secrecy until such patents are issued and are maintained in secrecy for a period of time outside the United States, we cannot be certain whether our technology infringes any patents or patent applications of others.


While we attempt to ensure that our products do not infringe other parties' valid patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by patents held by them. In addition, our competitors may assert that future or current products we market infringe their patents. For example, we are aware that others in our industry have licensed Patent No. 5,735,844 from Palomar Medical Technologies, one of our competitors. We believe that our products do not require us to obtain a license to this patent. Nonetheless, Palomar has disagreed with our position and has invited us to accept a license. Taking such a license could be costly and could materially harm our results of operations. Rejection of the license could result in litigation. We have, and may in the future, become involved in litigation to protect our intellectual property rights or as a result of an alleged infringement of intellectual property rights belonging to other parties. Any unfavorable judgments could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:


 .   redesign our products;

 .   stop selling our products or incorporating components into our products if they include intellectual property belonging to another party; or

 .   acquire a license to sell or use the proprietary technology, which license may not be available on reasonable terms, or available at all.

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If we are required to take any of these actions, our results of operations and financial condition may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

COMPETITION

The medical device industry is subject to intense competition. Our products compete against similar products offered by Lumenis, Candela and Laserscope, as well as several smaller highly-specialized companies. We compete primarily on the basis of performance, brand name, reputation and price. In addition, competition among providers of devices for the aesthetic market is characterized by extensive research efforts and rapid technological progress. To compete effectively, we have to demonstrate that our products are attractive alternatives to other laser-based devices. Additionally, there are many companies, both public and private, that are developing devices that use both laser-based and alternative technologies for the conditions treated by our products that may prove to be more effective, safer or less costly than our products. Many of these competitors have significantly greater financial and human resources than we do and have established reputations as well as worldwide distribution channels that are more effective than ours. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to or prefer the products offered by these competitors. We expect that competitive pressures may result in price reductions, reduced margins and loss of market share. There can be no assurance that competitors, many of which have made substantial investments in competing technologies, will not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

GOVERNMENT REGULATION

Our products are medical devices subject to extensive regulation by the FDA and other regulatory bodies. The FDA regulations govern, among other things, the following activities that we or our partners perform and will continue to perform:

 .   product design and development;

 .   product testing;

 .   product manufacturing;

 .   product labeling;

 .   product storage;

 .   premarket clearance or approval;

 .   advertising and promotion; and

 .   product sales and distribution.

FDA's premarket clearance and approval requirements
Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risks devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring premarket approval.

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510(k) clearance pathway
To obtain 510(k) clearance, we must submit a premarket notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications, or PMA. The FDA's 510(k) clearance review has recently taken from three to twelve months from the date the application is submitted, but it can take significantly longer.


Laser devices used for aesthetic procedures, such as hair removal, have generally qualified for clearance under 510(k) procedures. We received FDA clearance to market CoolGlide for the treatment of vascular lesions in June 1999, for hair removal in March 2000, and for permanent hair reduction in January 2001. We recently submitted a premarket notification with the FDA for additional indications. We are anticipating clearance for these indications in the first half of 2002.



After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require premarket approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket approval is obtained. We have modified aspects of the CoolGlide product since receiving regulatory clearance, but we believe that new 510(k) clearances are not required. For example, we introduced our Genesis and CoolGlide Vantage products in January 2002 without new 510(k) clearance, because we made a determination that they are modifications of our CoolGlide products that do not require additional clearance by the FDA. If the FDA requires us to seek 510(k) clearance or premarket approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device until we obtain this clearance or approval. Also, in these circumstances, we may be subject to significant regulatory fines or penalties.


Premarket approval pathway
A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to FDA's satisfaction the safety and effectiveness of the device.

After a PMA is filed, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may in many cases be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to insure compliance with quality system regulations. New PMAs or application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA, and may not require as extensive clinical data or the convening of an advisory panel.

We currently do not expect that any additional indications that we may seek for our products will require premarket approval.

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Clinical trials
A clinical trial is almost always required to support a PMA and is sometimes required for a 510(k) premarket notification. These trials generally require submission of an investigational device exemption, or IDE, application to the FDA. The application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the application is reviewed and cleared by the FDA and the appropriate institutional review boards at the clinical trial sites. Future clinical trials of our products may require that we submit and obtain clearance of an IDE from the FDA prior to commencing clinical trials. The results of clinical testing may not be sufficient to obtain clearance or approval of a new intended use of our device.


We have conducted a clinical trial to support regulatory submissions to the FDA. We evaluated the performance of CoolGlide in a hair removal clinical trial involving the treatment of 25 subjects. We followed the subject for 15 months. Short-term adverse effects were observed, which included infrequent blistering and change in pigmentation of the skin. There were no long-term adverse effects observed. More recently, we have been investigating wrinkle reduction. To obtain FDA approval or clearance for this new indication, we would be required to conduct clinical trials.


Pervasive and continuing regulation
After a device is placed on the market, numerous regulatory requirements apply. These include:

 .   quality system regulations, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

 .   labeling regulations, which prohibit the promotion of products for uncleared or unapproved, or "off-label" uses; and

 .   medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

 .   fines, injunctions and civil penalties;

 .   recall or seizure of our products;

 .   operating restrictions, partial suspension or total shutdown of production;

 .   refusing our requests for 510(k) clearance or premarket approval of new products or new intended uses;

 .   withdrawing 510(k) clearance or premarket approvals that are already granted; and

 .   criminal prosecution.

We are subject to unannounced inspections by the FDA and the Food and Drug Branch of the California Department of Health Services, or CDHS, to determine our compliance with the Quality Systems Regulations and other regulations, and these inspections may include the manufacturing facilities of our subcontractors. In the past, our facilities have been inspected, and observations were noted. Our responses to these observations have been accepted by the FDA and CDHS.

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We are also regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product.

We are also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that compliance with these laws and regulations as currently in effect will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

International
International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

The primary regulatory environment in Europe is that of the European Union, which consists of fifteen countries encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's device. An assessment by a Notified Body in one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. ISO 9001 certification is one of the CE Mark certification requirements. In February 2000, our facility was awarded ISO 9001 and EN 46001 certification, allowing us to apply the CE mark to our products and market them throughout the European Union.

EMPLOYEES


As of February 1, 2002, we had 57 employees, with 18 employees in sales, 9 employees in technical service, 9 employees in manufacturing operations, 8 employees in general and administrative, 5 employees in research and development, 3 employees in marketing, 3 employees in regulatory and quality control, 1 employee in business development and 1 employee in clinical affairs. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union and we believe our employee relations are good.


FACILITIES


We are headquartered in Burlingame, California, where we lease one building with approximately 11,600 square feet of office, research and development, and manufacturing space under a lease expiring October 1, 2005. We believe our current facility is adequate to meet our current and foreseeable


--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

requirements through the end of 2003 or that suitable additional or substitute space will be available as needed.

LITIGATION

On October 12, 2001, Lumenis filed a lawsuit in United States District Court for the Southern District of New York (Case No. 01CV-9085) alleging that by making, using, selling or offering for sale our CoolGlide and CoolGlide Excel products, we are infringing Lumenis's US patent numbers 5,527,350 and 5,707,403 in willful disregard of Lumenis's patent rights. These patents concern methods for conducting various aspects of laser skin treatment.

Although issued patents enjoy a presumption of validity as a matter of law, we believe that we have meritorious defenses in this action and intend to challenge the validity of the Lumenis patents. On November 26, 2001, we filed our answer to the complaint wherein we have responded that the Lumenis patents are not infringed and/or are invalid. We have also asserted a counterclaim for declaratory judgment that the Lumenis patents are not infringed and/or are invalid. This matter has been transferred to the United States District Court for the Northern District of California.


The Lumenis action seeks to enjoin our continued activities relating to these products. This action subjects us to potential liability for unspecified damages, including treble damages for willful infringement and an injunction with regard to the sale of our products. If Lumenis prevails in the lawsuit, we could be required to cease making, using or selling the products at issue, or to obtain a license from Lumenis or another entity to continue to manufacture, use or sell those affected products. We cannot assure you that we will prevail in this action, nor can we assure you that any license required would be made available on commercially-acceptable terms, if at all. Failure to successfully defend ourselves against the Lumenis action could harm our business, financial condition and operating results. For further information on the risks associated with this litigation see "Risk factors -- We are involved in intellectual property litigation with Lumenis that may hurt our competitive position, may be costly to us and may prevent us from selling our products."


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

--------------------------------------------------------------------------------

Technical Advisory Board

The members of our technical advisory board, none of whom are our managers or employees, consult with us to provide advice, assistance and consultation in the fields of dermatology and plastic surgery. We consider our advisory board to be opinion leaders in their fields and they offer us advice and feedback regarding the following:

 .   unmet needs and opportunities in their fields;

 .   clinical feedback on existing products;

 .   assessment of new technologies and their applications; and

 .   assessment of new clinical applications.

Technical Advisory Board members


Name                            Position and affiliation
-------------------------------------------------------------------------------------------
R. Rox Anderson, MD             Associate Professor of Dermatology, Harvard Medical
                                School; Research Director, Wellman Laboratories of
                                Photomedicine

A. Jay Burns, MD                Assistant Professor of Plastic Surgery, University of Texas
                                Southwestern Medical School

Donald Groot, MD, FRCP(C), FACP Medical Director, Groot DermaSurgery Centre;
                                Clinical Professor of Medicine, University of Alberta

Melanie Grossman, MD            Dermatologist, private practice, New York, New York

Suzanne L. Kilmer, MD           Director, Laser & Skin Surgery Center of Northern
                                California; Assistant Clinical Professor, University of
                                California, Davis

David Trost                     Director of Technology Development, Etec Systems

Jay Walsh, PhD                  Professor of Biomedical Engineering, Northwestern
                                University

--------------------------------------------------------------------------------

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                                                                             47

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--------------------------------------------------------------------------------


Management

EXECUTIVE OFFICERS AND DIRECTORS


The following table sets forth certain information concerning our executive officers and directors as of February 1, 2002.



Name                        Age Position(s)
-------------------------------------------------------------------------------
Kevin P. Connors........... 40  President, Chief Executive Officer and Director

Ronald J. Santilli......... 42  Chief Financial Officer and Vice President of
                                Finance and Administration

David A. Gollnick.......... 37  Vice President of Research and Development
                                and Director

Michael R. Davin........... 43  Vice President of North American Sales

Michael J. Levernier....... 40  Vice President of Clinical Development

Marc P. Maisel............. 56  Vice President of International Sales

Kathleen A. Maynor......... 48  Vice President of Regulatory Affairs and
                                Quality Assurance

David B. Apfelberg, MD..... 60  Director

Annette J. Campbell-White.. 55  Director

Guy P. Nohra............... 41  Director


Kevin P. Connors has served as our President and Chief Executive Officer and a member of our board of directors since our inception in August 1998. From May 1996 to June 1998, Mr. Connors served as President and General Manager of Coherent Medical Group, a unit of Coherent, a manufacturer of lasers, optics and related accessories.

Ronald J. Santilli has served as our Chief Financial Officer and Vice President of Finance and Administration since September 2001. From April 2001 to August 2001, Mr. Santilli served as Senior Director of Financial Planning and Accounting at Lumenis, a manufacturer of medical lasers. From May 1993 to March 2001, Mr. Santilli held several positions at Coherent, including Sales Operations Manager, Controller of the Medical Group and, most recently, Director of Finance and Administration. Mr. Santilli holds an MBA in Finance from Golden Gate University and a BS in Business Administration from San Jose State University.

David A. Gollnick has served as our Vice President of Research and Development and as a member of our board of directors since our inception in August 1998. From June 1996 to July 1998, Mr. Gollnick was Vice President of Research and Development at Coherent Medical Group. Mr. Gollnick holds a BS in Mechanical Engineering from Fresno State University.

Michael R. Davin has served as our Vice President of North American Sales since April 1999. From November 1997 to April 1999, Mr. Davin served as Sales Manager of Coherent Medical Group. From September 1995 to November 1997, Mr. Davin first served as Sales Representative and later as a Regional Sales Trainer for Baxter V. Muler, a manufacturer of surgical instrumentation and operating room equipment. Mr. Davin holds a BS in Business Administration from New Hampshire College.


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Management
--------------------------------------------------------------------------------

Michael J. Levernier has served as our Vice President of Clinical Development since December 2001. From September 1998 to December 2001 he served as our Director of Clinical Development. From June 1996 to September 1998, Mr. Levernier served as manager of the photorefractive development program at Coherent Medical Group. Mr. Levernier holds a BS in Electronic Engineering from California Polytechnic State University, San Luis Obispo and an MS in Electrical Engineering from Stanford University.

Marc P. Maisel has served as our Vice President of International Sales since December 1999. From July 1998 to December 1999, Mr. Maisel worked as an independent sales and marketing consultant. From October 1983 to July 1998, Mr. Maisel held several senior management positions at Coherent Medical Group. In his last four years there, he served as Director of US Sales and Vice President Sales, Americas. Mr. Maisel holds a BA in Psychology from the State University of New York, Buffalo.


Kathleen A. Maynor has served as our Vice President of Regulatory Affairs and Quality Assurance since August 2001. From November 1997 to August 2001, Ms. Maynor served as Vice President of Regulatory, Quality & Clinical of Coherent Medical Group. From January 1997 to November 1997, Ms. Maynor served as the Regulatory and Quality Assurance Manager of Cavro, Inc., a manufacturer of medical pumps and robots. Ms. Maynor holds a BA in Natural Sciences, Chemistry from the University of South Florida and a JD from Lincoln University School of Law.


David B. Apfelberg, MD has served on our board of directors since November 1998. He has been an Assistant Clinical Professor of Plastic Surgery at the Stanford University Medical Center since 1980. Since 1987, Dr. Apfelberg has also been a consultant for individual entrepreneurs, venture capital companies and attorneys, with special expertise in the area of lasers in medicine. From June 1991 to May 2001, Dr. Apfelberg was Director of the Plastic Surgery Center, in Atherton, California. Dr. Apfelberg holds both a BMS, bachelor of medical science, and an MD from Northwestern University Medical School.

Annette J. Campbell-White has served on our board of directors since November 1998. She has been the Managing Partner of MedVenture Associates I, II and III, which are venture partnerships investing primarily in early stage businesses in the health care field, since May 1986. Ms. Campbell-White currently serves on the board of directors of ArthroCare, a publicly-traded company that designs, manufactures and markets surgical instruments, on the board of directors of Therasense, a company that develops, manufactures and sells glucose self-monitoring systems, as well as on the boards of a number of privately-held companies. Ms. Campbell-White holds a BS degree in Chemical Engineering and an MS degree in Chemistry, both from the University of Cape Town, South Africa.

Guy P. Nohra has served on our board of directors since November 1999. He has been a partner at Alta Partners, a venture partnership that invests in biotechnology and medical device companies, since February 1996. Mr. Nohra currently serves as a director on the boards of several privately-held companies. Mr. Nohra holds a BA in History from Stanford University and an MBA from the University of Chicago.

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                                                                             49

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Management
--------------------------------------------------------------------------------


EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

BOARD OF DIRECTORS

Currently, our authorized number of directors is seven. Upon completion of this offering, our amended and restated certificate of incorporation will provide that, as of the first annual meeting of stockholders, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Messrs. Connors and Gollnick have been designated as Class I directors, whose terms expire at the 2003 annual meeting of stockholders; Dr. Apfelberg and Mr. Nohra have been designated as Class II directors, whose terms expire at the 2004 annual meeting of stockholders. Ms. Campbell-White has been designated as a Class III director whose term expires at the 2005 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or our management. See "Description of capital stock -- Anti-takeover effects of provisions of the certificate of incorporation, bylaws and Delaware law."

BOARD COMMITTEES

Our board of directors has an audit committee and a compensation committee.


The audit committee was formed in January 2002 and currently consists of David
B. Apfelberg, Guy P. Nohra and Annette J. Campbell-White. The audit committee reviews the results and scope of our annual audits and other services provided by our independent accountants, reviews and evaluates our internal audit and control functions and monitors transactions between us and our employees, officers and directors.



The compensation committee was formed in January 2002 and currently consists of David B. Apfelberg and Guy P. Nohra. The compensation committee administers our 1998 Stock Plan, the 2002 Stock Plan and the 2002 Employee Stock Purchase Plan, and reviews the compensation and benefits for our executive officers.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Before establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

DIRECTOR COMPENSATION

Our non-employee directors are reimbursed for certain of their out-of-pocket expenses incurred in connection with attending board and committee meetings, but they are not compensated for their services as board members. We have in the past granted directors options to purchase our common stock pursuant to the terms of our 1998 Stock Plan. See "Employee benefit plans."

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50

Management
--------------------------------------------------------------------------------


EXECUTIVE COMPENSATION


The following table sets forth certain information concerning compensation of our chief executive officer, each of the other four most highly compensated current executive officers and other current executive officers, whose aggregate cash compensation exceeded $100,000 during the years ended December 31, 2000 and 2001. We refer to these persons as our named executive officers elsewhere in this prospectus.


Summary compensation table


                                                                   Long-term
                                                              compensation awards
                                                           --------------------------
                                       Annual compensation Securities
                                       ------------------- underlying    All other
Name and principal position       Year    Salary     Bonus    options compensation
-------------------------------------------------------------------------------------
Kevin P. Connors................. 2001 $201,083  $113,535      40,000     $     --
 President, Chief Executive       2000  177,500     4,000      50,000           --
   Officer and Director

Ronald J. Santilli(1)............ 2001   41,565       349     140,000           --
 Chief Financial Officer and Vice
   President of Finance and
   Administration

Michael R. Davin................. 2001   96,705    30,399      17,600      130,979(3)
 Vice President of North          2000   92,625    13,650      25,000       91,336(4)
   American Sales

David A. Gollnick................ 2001  135,078    42,257      23,400           --
 Vice President of Research and   2000  128,646     9,583      25,000           --
   Development and Director

Michael J. Levernier............. 2001  118,700    37,178      11,700           --
 Vice President of Clinical       2000  113,208     8,433      20,000           --
   Development

Marc P. Maisel................... 2001  115,052    36,255      11,700           --
 Vice President of International  2000  111,604     8,342      15,000           --
   Sales

Kathleen A. Maynor(2)............ 2001   46,007       801     110,000           --
 Vice President of Regulatory
   Affairs and Quality Assurance

--------

(1) Mr. Santilli's employment with us began in September 2001.


(2) Ms. Maynor's employment with us began in August 2001.


(3) Consists of $129,823 in commissions and $1,156 in car allowance.


(4) Consists of $90,180 in commissions and $1,156 in car allowance.


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Management
--------------------------------------------------------------------------------


OPTION GRANTS


The following table sets forth certain information with respect to stock options granted to each of our named executive officers during the fiscal year ended December 31, 2001.



Each option represents the right to purchase one share of our common stock. In 2001, we granted options to purchase an aggregate of 1,050,150 shares. Shares generally vest at the rate of 25% after one year of service from the date of grant, and monthly thereafter, generally over 36 additional months. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability. See "Management -- Employee Benefit Plans" for more details regarding these options.



With respect to the amounts disclosed in the column captioned "Potential realizable value at assumed annual rates of stock price appreciation for option term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming that the exercise price per share of each option was equal to the fair market value of our common stock at the time of grant, that the common stock appreciates at the indicated rate for the entire term of the option, and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.



Option grants in fiscal year 2001



                                                                     Potential realizable value
                          Number of Percent of                         at assumed annual rates
                         securities  total net                       of stock price appreciation
                         underlying    options   Exercise                for option term(1)
                            options granted to      price Expiration ---------------------------
Name                        granted  employees  per share       date              5%         10%
------------------------------------------------------------------------------------------------
Kevin P. Connors........     40,000       4.03%     $2.50     6/8/11       $ 62,889  $  159,374
Ronald J. Santilli......    140,000      14.12       5.50    9/24/11        484,249   1,227,182
David A. Gollnick.......     23,400       2.36       2.50     6/8/11         36,790      93,234
Michael R. Davin........     17,600       1.77       2.50     6/8/11         27,671      70,125
Michael J. Levernier....     11,700       1.18       2.50     6/8/11         18,395      46,617
Marc P. Maisel..........     11,700       1.18       2.50     6/8/11         18,395      46,617
Kathleen A. Maynor......    110,000      11.09       4.50    8/20/11        311,303     788,903

--------
(1) Potential realizable value is based upon fair market value of our common stock on the grant date of the options as determined by our board of directors, which is substantially less than the initial public offering price. If the potential realizable value were calculated over the ten-year term of the options, based on the initial public offering price, the resulting stock price at the end of the term would be significantly higher.



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52

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Management
--------------------------------------------------------------------------------



Aggregated Option Exercises in 2001 and Year-End Option Values



The following table sets forth certain information concerning exercises of stock options during the fiscal year ended December 31, 2001 by the named executive officers and the number and value of unexercised options held by each of the named executive officers on December 31, 2001. 95,000 options were exercised by the named executive officers in 2001. The value of in-the-money stock options represents the positive spread between the exercise price of stock options and the fair market value of the options, based upon the public offering price minus the exercise price per share.



                              Number of securities                  Value of
                         underlying unexercised options unexercised in-the-money options
                              at December 31, 2001            at December 31, 2001
                         ------------------------------ --------------------------------
Name                     Exercisable      Unexercisable Exercisable        Unexercisable
----------------------------------------------------------------------------------------
Kevin P. Connors........     468,750            421,250     $                   $
Ronald J. Santilli......          --            140,000
Michael R. Davin........      44,687             92,913
David A. Gollnick.......     234,375            214,025
Michael J. Levernier....     120,000            111,700
Marc P. Maisel..........      26,525             65,175
Kathleen A. Maynor......          --            110,000


LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under our bylaws, we also are empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We intend to purchase a directors' and officers' liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into indemnification agreements with our directors and executive officers. Under these agreements, we would be required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best

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                                                                             53

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Management
--------------------------------------------------------------------------------

interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EMPLOYEE BENEFIT PLANS

1998 Stock Plan
Our sole director at the time adopted our 1998 Stock Plan in August 1998, and the stockholders approved our 1998 Plan in November 1998. Our board of directors has decided not to grant any additional awards under the 1998 Plan as of the effective date of this offering. However, the 1998 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 1998 Plan.


A total of 3,850,000 shares of our common stock are authorized for issuance under the 1998 Plan. As of February 1, 2002, options and stock purchase rights to acquire a total of 3,273,769 shares of our common stock were issued and outstanding, and a total of 271,677 shares of our common stock had been issued upon the exercise of options and stock purchase rights granted under the 1998 Plan.


Our board of directors or a committee of our board administers the 1998 Plan. The administrator of the 1998 Plan has the authority to determine the terms and conditions of the options and stock purchase rights granted under the 1998 Plan.

Our 1998 Plan provides for the grant of options and stock purchase rights to our service providers. Stock purchase rights and nonstatutory stock options may be granted to our employees, directors and consultants, and incentive stock options within the meaning of Section 422 of the Internal Revenue Code may be granted to our employees.

The exercise price of options granted under our 1998 Plan may not be less than 85% of fair market value of our common stock on the date of grant, or 100% of fair market value of our common stock in the case of an incentive stock option, and the term of an option may not exceed 10 years. An outstanding option may terminate before the end of its 10 year term if an optionee ceases to be a service provider.

Stock purchase rights provide an eligible service provider the right to purchase shares of our common stock. The shares under a stock purchase right may or may not be fully vested on the date of grant. If the shares are initially unvested, the shares will vest over the individual's period of continued service with us. We will have the right to repurchase any unvested shares upon the individual's termination of service with us at the original price paid for the shares.

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Management
--------------------------------------------------------------------------------


Our 1998 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each stock purchase right and option. If the outstanding stock purchase rights or options are not assumed or substituted, they become fully exercisable before termination.

2002 Stock Plan

Our board of directors adopted the 2002 Stock Plan in January 2002 and the
stockholders initially approved it in        2002. Our 2002 Stock Plan provides
for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.



As of February 1, 2002, a total of 1,600,000 shares of our common stock were reserved for issuance pursuant to the 2002 Stock Plan, of which no options were issued and outstanding as of that date. The 2002 Stock Plan will become effective on the completion of this offering. At that time, no further grants will be made under the 1998 Stock Plan. In addition, our 2002 Stock Plan provides that any shares reserved but unissued under the 1998 Stock Plan and any shares returned to the 1998 Stock Plan as the result of termination of options or the repurchase of shares issued under the 1998 Stock Plan will be reserved for issuance under the 2002 Stock Plan together with annual increases in the number of shares available for issuance under the 2002 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of:


 .   5% of the outstanding shares of common stock on the first day of our fiscal year;


 .   2,000,000 shares; and


 .   an amount our board may determine.

Our board of directors or a committee of our board administers the 2002 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

The administrator determines the exercise price of options granted under the 2002 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option generally may not exceed ten years and the administrator determines the term of all other options.


No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares.


After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

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--------------------------------------------------------------------------------


The administrator determines the exercise price of stock purchase rights granted under our 2002 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

Our 2002 Stock Plan generally doesn't allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

Our 2002 Stock Plan provides that in the event of our "change of control," the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If there is no assumption or substitution of outstanding options or stock purchase rights, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Our 2002 Stock Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2002 Stock Plan provided it does not adversely affect any option previously granted under it.

Employee Stock Purchase Plan
Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan.


A total of 200,000 shares of our common stock will be made available for sale. In addition, our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of:


 .   2% of the outstanding shares of our common stock on the first day of the fiscal year;


 .   600,000 shares; and


 .   such other amount as may be determined by our board of directors.

Our board of directors or a committee of our board administers the Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

 .   immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

 .   whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------


Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 12-month offering periods. Each offering period includes two 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after May 1, 2003.


Our Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary, wages, overtime pay, commissions, bonuses and other compensation remuneration paid directly to the employee. A participant may purchase a maximum of 2,500 shares during a 6-month purchase period.


Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Employee Stock Purchase Plan.

In the event of our "change of control," a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

Our board of directors has the authority to amend or terminate our Employee Stock Purchase Plan, except that, subject to certain exceptions described in the Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Employee Stock Purchase Plan.

2002 Director Option Plan

Our board of directors adopted the 2002 Director Option Plan in January 2002
and our stockholders initially approved it in            , 2002. The 2002
Director Option Plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.



As of February 1, 2002, a total of 150,000 shares were reserved for issuance under the 2002 Director Option Plan, of which no options to acquire shares were issued and outstanding as of this date.



In addition, our 2002 Director Option Plan provides for annual increases in the number of shares available for issuance under it on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of: the number of shares granted pursuant to options under the 2002 Director Option Plan in the prior fiscal year, or an amount determined by our board of directors.



All grants of options to our non-employee directors under the Director Plan are automatic. We will grant each non-employee director an option to purchase 30,000 shares when such person first becomes a non-employee director (except for those directors who become non-employee directors by ceasing to be


--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------


employee directors). All non-employee directors receive an option to purchase 10,000 shares on the date of our annual stockholder's meeting each year.



All options granted under our Director Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each option to purchase 30,000 shares becomes exercisable as to one-third of the shares subject to the option on each anniversary of its date of grant, provided the non-employee director remains a director on such dates. Each option to purchase 10,000 shares becomes exercisable as to 100% of the shares subject to the option on the third anniversary of its date of grant, provided the non-employee director remains a director on such date.


After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term.

A non-employee director may not transfer options granted under our 2002 Director Option Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of 3 months. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

Unless terminated sooner, our 2002 Director Option Plan will automatically terminate in 2012. Our board of directors has the authority to amend, alter, suspend, or discontinue the 2002 Director Option Plan, but no such action may adversely affect any grant made under it.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Related party transactions

On October 15, 1998, we issued and sold an aggregate of 2,000,000 shares of common stock to a total of 8 individuals at a purchase price of $0.001 per share. The officers, directors and five percent stockholders who purchased shares of common stock were: Kevin Connors, Michael Levernier and David Gollnick. The shares are subject to a right of repurchase in the event of termination of employment. The right of repurchase lapsed as to 25% of the shares on October 15, 1998 and continues to lapse 1/48 of the remainder each full month thereafter such that our repurchase right lapses in full as of October 15, 2002.

In November 1998, we sold shares of our Series A preferred stock, which is convertible into an aggregate of 2,000,000 shares of common stock, at a price per share equal to $1.00. We sold the shares to a total of 18 investors, pursuant to a preferred stock purchase agreement and a registration rights agreement under which we made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. The registration rights are the only rights that survive beyond this offering. See "Description of capital stock."

In November 1999, we sold shares of our Series B preferred stock, which is convertible into an aggregate of 2,675,000 shares of common stock, at a price per share equal to $2.00. We sold the shares to a total of 6 investors, pursuant to a preferred stock purchase agreement and a registration rights agreement under which we made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. The registration rights are the only rights that survive beyond this offering. See "Description of capital stock."


The purchasers of the Series A and Series B preferred stock included, among others, the following entities and individual, who are all our principal stockholders, directors and affiliated entities:



                                                             Series A  Series B
Stockholders, directors and affiliated entities             preferred preferred
-------------------------------------------------------------------------------
MedVenture Associates III, LP.............................. 1,439,759 1,199,000
MedVen Affiliates III, LP..................................    61,241    51,000
Alta California Partners II, LP............................        -- 1,357,846
Alta Embarcadero Partners II, LLC..........................        --    17,154
Kevin P. Connors...........................................    38,000        --


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders


The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of February 1, 2002, as adjusted to reflect the sale of shares of common stock offered under this prospectus by:



 .   each person known by us to be a beneficial owner of 5% or more of the outstanding shares of our common stock;


 .   each of our directors;

 .   each of our executive officers; and


 .   all of our executive officers and directors as a group.



Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2002 are deemed outstanding. Percentage of beneficial ownership is based upon 6,541,654 shares of common stock outstanding before
this offering and        shares of common stock outstanding after this
offering, based on the number of shares outstanding as of February 1, 2002. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is 821 Cowan Road, Burlingame, California 94010.



                                                              Number of      Percent       Percent
                                                                 shares beneficially  beneficially
                                                   Number of underlying        owned         owned
                                                      shares options or  before this    after this
Name of beneficial owner                               owned   warrants     offering      offering
--------------------------------------------------------------------------------------------------
Five percent stockholders
Entities affiliated with MedVenture Associates.... 2,801,000     50,000         42.8%
  Annette J. Campbell-White
  George Choi
  4 Orinda Way, Bldg. D, Suite 150
  Orinda, CA 94563

Funds Affiliated with Alta Partners............... 1,375,000         --         21.0
  Guy P. Nohra
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111

Directors and named executive officers
Annette J. Campbell-White(1)...................... 2,806,833     55,833         42.9
  4 Orinda Way, Bldg. D, Suite 150
  Orinda, CA 94563

Guy P. Nohra(2)................................... 1,380,833      5,833         21.1
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111


--------------------------------------------------------------------------------

Principal stockholders
--------------------------------------------------------------------------------


                                                             Number of      Percent      Percent
                                                                shares beneficially beneficially
                                                  Number of underlying        owned        owned
                                                     shares options or  before this   after this
Name of beneficial owner                              owned   warrants     offering     offering
------------------------------------------------------------------------------------------------
Kevin P. Connors.................................   901,314    539,582         12.7

David A. Gollnick................................   536,298    269,791          7.9

Michael J. Levernier.............................   416,284    138,332          6.2

Michael R. Davin.................................   128,020     58,020          1.9

Marc P. Maisel...................................    59,375     34,375            *

David B. Apfelberg, MD...........................    40,833      5,833            *

All executive officers and directors as a group
  (10 persons)................................... 6,269,790  1,107,599         82.0

--------

 *  Indicates ownership of less than 1%.



(1) Includes 2,638,759 shares and a warrant for 47,960 shares held by MedVenture Associates III, LP and 112,241 shares and a warrant for 2,040 shares held by MedVen Affiliates III, LP (collectively "MedVenture Associates") and 5,833 shares exercisable within 60 days of February 1, 2002 under an option granted to Ms. Campbell-White. Ms. Campbell-White is a member of MedVentures Associates Management III Co., LLC, which is the general partner of MedVentures Associates III, LP and MedVen Affiliates III, LP. Ms. Campbell-White disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. Annette Campbell-White and George Choi, another general partner, share voting and investment control in MedVentures Associates Management III Co., LLC, and MedVentures Associates Management III Co., LLC.


(2) Includes 1,357,846 shares held by Alta California Partners II, LP. and 17,154 shares held by Alta Embarcadero Partners II, LLC. Mr. Nohra is a general partner of Alta California Partners II, LP and Alta Embarcadero Partners II, LLC and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Description of capital stock

The following information describes our common stock and preferred stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Upon the completion of this offering, we will be authorized to issue up to shares of capital stock, $0.001 par value, to be divided into two classes to be designated, respectively, common stock and preferred stock. Of
such shares authorized,        shares shall be designated as common stock, and
5,000,000 shares shall be designated as preferred stock.

COMMON STOCK


As of February 1, 2002, there were 6,541,654 shares of common stock outstanding that were held of record by 44 stockholders, assuming conversion of all shares of preferred stock outstanding as of February 1, 2002 into 4,675,000 shares of
common stock. There will be        shares of common stock outstanding assuming
no exercise of the underwriters' over-allotment option and no exercise of outstanding options after giving effect to the sale of common stock offered in this offering. As of February 1, 2002, there were outstanding options to purchase a total of 3,273,769 shares of our common stock under our stock plans.


The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the stockholders. See "Dividend policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

Upon the completion of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. We have no present plan to issue any shares of preferred stock.

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------


WARRANTS


As of February 1, 2002, there were warrants to purchase 9,000 shares of Series A convertible preferred stock and 61,000 shares of Series B convertible preferred stock at an exercise price of $1.00 per share and $2.00 per share, respectively. Warrants for 50,000 shares of Series B preferred stock will be automatically net exercised upon this offering. Assuming a public offering
price of      per share, the net exercise of the warrants for 50,000 shares of
Series B preferred stock with result in      shares of common stock. In
addition, assuming conversion of Series A and Series B convertible preferred stock into common stock upon completion of this offering, the warrant to purchase Series A preferred stock will be exercisable into 9,000 shares of common stock at an exercise price of $1.00 per share, and the remaining warrant to purchase Series B preferred stock will be exercisable into 11,000 shares of common stock at an exercise price of $2.00 per share. The warrant to purchase 9,000 shares of Series A preferred stock is exercisable at any time prior to February 2004, and the warrant to purchase 11,000 shares of Series B preferred stock is exercisable at any time prior to May 2007. We issued the warrant for 9,000 shares of Series A preferred stock and for the 11,000 shares of Series B preferred stock to Silicon Valley Bank in connection with a line of credit. We issued the warrants for 50,000 shares of Series B preferred stock to entities affiliated with MedVenture Associates in connection with our Series B preferred stock financing.


REGISTRATION RIGHTS


After the closing of this offering, the holders of approximately 4,695,000 shares of our common stock, including 20,000 shares exercisable from outstanding warrants, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include their common stock in such registration, subject to certain marketing and other limitations. Beginning six months after the closing of this offering, the holders of at least 50% of these securities have the right to require us, on not more than two occasions, to file a registration statement under the Securities Act in order to register shares of their common stock. We may, in certain circumstances, defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require us to register all or a portion of their shares on Form S-3, subject to certain conditions and limitations.



ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS


Our amended and restated bylaws, to be effective upon completion of this offering, will provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. However, until this classification of our board of directors is effective, and because our stockholders have no cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. Our amended and restated bylaws will also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board and president may call a special meeting of stockholders.

The combination of the classification of our board of directors, when effective, and the lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

 .   before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

 .   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 .   on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

 .   any merger or consolidation involving the corporation and the interested stockholder;

 .   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

 .   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 .   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

 .   the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------


In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

NASDAQ NATIONAL MARKET LISTING

Application has been made for quotation of our common stock on The Nasdaq National Market under the symbol "ALTU."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC. Its address is 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, and its telephone number is (303) 986-5400.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Shares eligible for future sale


We will have         shares of common stock outstanding after the completion of
this offering (         shares if the underwriters' over-allotment is exercised
in full). Of those shares, the shares of common stock sold in the offering
(         shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144. The remaining 6,541,654 shares of common stock to be outstanding immediately following the completion of this offering are "restricted," which means they were originally sold in offerings that were not registered under the Securities Act. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144 promulgated under the Securities Act.


All of our officers, directors and security holders, have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of UBS Warburg LLC. See "Underwriting." After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

After the offering, the holders of approximately          shares of our common
stock (including 20,000 shares issuable upon exercise of outstanding warrants) will be entitled to registration rights. For more information on these registration rights, see "Description of capital stock -- Registration rights."

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

 .   one percent of the then outstanding shares of our common stock
    (approximately          shares immediately after the offering); or

 .   the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability of our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.

Any of our employees, officers, directors, or consultants who purchased his or her shares before the date of completion of this offering or who holds options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

after completion of this offering. Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above.

Subject to the lock-up agreements, the shares of our common stock that were outstanding on December 1, 2001 that will become eligible for sale without registration pursuant to Rule 144 or Rule 701 under the Securities Act are as follows:

 .                shares will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k);

 .                shares will be eligible for sale in the public market under
    Rule 144 or Rule 701 beginning 90 days after the date of this prospectus, subject to volume, manner of sale, and other limitations under those rules; and

 .   the remaining              shares of common stock will become eligible for
    sale from time to time after the date of this prospectus under Rule 144 upon expiration of their respective holding periods.

Upon closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under the 1998 Stock Plan, the 2002 Stock Plan and the 2002 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

Before this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

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                                                                             67

--------------------------------------------------------------------------------


Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and Lehman Brothers Inc. are the representatives of the underwriters.

Underwriters                                                Number of shares
----------------------------------------------------------------------------
UBS Warburg LLC............................................
Lehman Brothers Inc........................................
                                                                 -----------
   Total...................................................
                                                                 ===========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to additional shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to        additional shares.

                                                    No exercise Full exercise
-----------------------------------------------------------------------------
Per share..........................................   $            $
Total..............................................   $            $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $      .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and substantially all of our stockholders, have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price,
up to        shares of our common stock being offered for sale to our customers and business partners. At the discretion of our

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering. Shares purchased in this program by persons who have otherwise entered into lock-up agreements with the underwriters, as described above, generally may not be sold for 180 days after the date of this prospectus. In some cases, the rules of National Association of Securities Dealers, Inc. may require purchasers in this offering, including participants in this program, to enter into agreements not to sell their shares for a specified period.

Before this offering, there has been no public market for our common stock. The initial public offering price was negotiated by us and the representatives. The principal factors considered in determining the initial public offering price include:

 .   the information set forth in this prospectus and otherwise available to the representatives;

 .   the history and the prospects for the industry in which we compete;

 .   the ability of our management;

 .   our prospects for future earnings, the present state of our development, and our current financial position;

 .   the general condition of the securities markets at the time of this offering; and

 .   the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters


The validity of the shares of common stock offered hereby will be passed upon for Altus Medical, Inc. by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Certain members of Wilson Sonsini Goodrich & Rosati, Palo Alto, California maintain beneficial ownership of 100,000 shares of our common stock. Dewey Ballantine LLP, Menlo Park, California, is counsel for the underwriters in connection with this offering.


Experts


The financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


Where you can find more information


We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, you should refer to the registration statement and the exhibits that are a part of the registration statement for a copy of the contracts or documents.


You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
Report of Independent Accountants....................................  F-2

Balance Sheets.......................................................  F-3

Statements of Operations.............................................  F-4

Statements of Stockholders' Equity (Deficit).........................  F-5

Statements of Cash Flows.............................................  F-6

Notes to Financial Statements........................................  F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Altus Medical, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Altus Medical, Inc. at December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 25, 2002


--------------------------------------------------------------------------------

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------


BALANCE SHEETS
(in thousands, except share and per share data)


                                                                                                             Pro forma
                                                                                                         stockholders'
                                                                                                             equity at
                                                                                                          December 31,
                                                                                         December 31,
                                                                                       ----------------           2001
                                                                                          2000     2001    (unaudited)
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents........................................................... $ 3,562  $ 6,354
  Restricted cash.....................................................................      --      100
  Accounts receivable, net............................................................   2,141    2,367
  Inventory...........................................................................     479      839
  Deferred cost of revenue............................................................      86       30
  Deferred tax asset..................................................................      --      859
  Other current assets................................................................     116      894
                                                                                       -------  -------
    Total current assets..............................................................   6,384   11,443
Property and equipment, net...........................................................     645    1,032
Other assets..........................................................................       9       --
                                                                                       -------  -------
    Total assets...................................................................... $ 7,038  $12,475
                                                                                       =======  =======

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................................... $   374  $   809
  Accrued liabilities.................................................................     686    2,840
  Deferred revenue....................................................................     506      328
  Line of credit, current.............................................................      50       --
                                                                                       -------  -------
   Total current liabilities..........................................................   1,616    3,977

Non-current liabilities:
  Line of credit, net of current portion..............................................      68       --
                                                                                       -------  -------
   Total liabilities..................................................................   1,684    3,977
                                                                                       -------  -------
Commitments and contingencies (Note 5)

Redeemable convertible preferred stock, $0.001 par value:
  Authorized: 4,784,000 shares at December 31, 2000 and 2001..........................
  Issued and outstanding: 4,675,000 shares at December 31, 2000 and 2001, none pro forma (unaudited)..............................................................
  (Liquidation and redemption value: $7,350 at December 31, 2000 and 2001)............   7,272    7,272        $    --
                                                                                       -------  -------        -------
Stockholders' equity (deficit):
  Common stock, $0.001 par value:
   Authorized: 20,000,000 shares;
   Issued and outstanding: 1,688,076 and 1,840,154 shares at December 31, 2000
    and 2001, respectively, and 6,515,154 shares pro forma (unaudited)................       2        2              7
  Additional paid-in capital..........................................................       3    4,527         11,794
  Deferred stock-based compensation...................................................      --   (3,719)        (3,719)
  Retained earnings (deficit).........................................................  (1,923)     416            416
                                                                                       -------  -------        -------
    Total stockholders' equity (deficit)..............................................  (1,918)   1,226        $ 8,498
                                                                                       -------  -------        =======
      Total liabilities, redeemable convertible preferred stock and stockholders'
       equity (deficit)............................................................... $ 7,038  $12,475
                                                                                       =======  =======


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(in thousands, except per share data)


                                                                  Years ended December 31,
                                                                  -----------------------
                                                                     1999    2000    2001
------------------------------------------------------------------------------------------
Net revenue(1)................................................... $   100  $9,531 $19,328
Cost of revenue(1)...............................................     413   3,365   6,941
                                                                  -------  ------ -------
     Gross profit (loss).........................................    (313)  6,166  12,387
                                                                  -------  ------ -------
Operating expenses:
 Sales and marketing(1)..........................................     706   2,794   5,693
 Research and development(1).....................................   1,333   1,539   2,221
 General and administrative(1)...................................     419     989   1,963
                                                                  -------  ------ -------
     Total operating expenses....................................   2,458   5,322   9,877
                                                                  -------  ------ -------
Income (loss) from operations....................................  (2,771)    844   2,510
Interest and other income, net...................................      57     193     171
                                                                  -------  ------ -------
Income (loss) before income taxes................................  (2,714)  1,037   2,681
Provision for income taxes.......................................      --      --    (342)
                                                                  -------  ------ -------
Net income (loss)................................................ $(2,714) $1,037 $ 2,339
                                                                  =======  ====== =======
Net income (loss) per share:
   Basic......................................................... $ (3.04) $ 0.97 $  1.58
                                                                  =======  ====== =======
   Diluted....................................................... $ (3.04) $ 0.13 $  0.27
                                                                  =======  ====== =======
Weighted-average number of shares used in per share calculations:
   Basic.........................................................     892   1,064   1,480
                                                                  =======  ====== =======
   Diluted.......................................................     892   8,008   8,731
                                                                  =======  ====== =======
Pro forma net income per share (unaudited) (Note 2):
   Basic.........................................................                 $  0.38
                                                                                  =======
   Diluted.......................................................                 $  0.27
                                                                                  =======
Weighted-average number of shares used in pro forma per share calculations (unaudited) (Note 2):
   Basic.........................................................                   6,155
                                                                                  =======
   Diluted.......................................................                   8,731
                                                                                  =======
--------
(1) Excludes the following stock-based compensation charges:
    Net revenue.................................................. $    --  $   -- $   164
    Cost of revenue..............................................      --      --      93
    Sales and marketing..........................................      --      --     262
    Research and development.....................................      --      --     113
    General and administrative...................................      --      --     120
                                                                  -------  ------ -------
                                                                  $    --  $   -- $   752
                                                                  =======  ====== =======


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------


STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands, except share amounts)


                                                                  Deferred                 Total
                                                                    stock-                stock-
                                       Common stock    Additional    based   Retained   holders'
                                     -----------------    paid-in  compen-   earnings     equity
                                        Shares  Amount    capital   sation  (deficit)  (deficit)
-------------------------------------------------------------------------------------------------
Balance at December 31, 1998........ 2,000,000     $ 2     $   --  $    --    $  (246)   $  (244)
Net loss............................        --      --         --       --     (2,714)    (2,714)
                                     ---------     ---     ------  -------    -------    -------
Balance at December 31, 1999........ 2,000,000       2         --       --     (2,960)    (2,958)
Repurchase of common stock from
  founders..........................  (332,674)     --         --       --         --         --
Exercise of stock options...........    20,750      --          3       --         --          3
Net income..........................        --      --         --       --      1,037      1,037
                                     ---------     ---     ------  -------    -------    -------
Balance at December 31, 2000........ 1,688,076       2          3       --     (1,923)    (1,918)
Repurchase of common stock from
  founders..........................   (72,349)     --         --       --         --         --
Exercise of stock options...........   224,427      --         53       --         --         53
Deferred stock-based compensation...        --      --      4,471   (4,471)        --         --
Amortization of deferred stock-based
  compensation......................        --      --         --      752         --        752
Net income..........................        --      --         --       --      2,339      2,339
                                     ---------     ---     ------  -------    -------    -------
Balance at December 31, 2001........ 1,840,154     $ 2     $4,527  $(3,719)   $   416    $ 1,226
                                     =========     ===     ======  =======    =======    =======




The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
(in thousands)


                                                                                    Years ended December 31,
                                                                                    ------------------------
                                                                                       1999     2000    2001
-------------------------------------------------------------------------------------------------------------
Cash flows from operations:
  Net income (loss)................................................................ $(2,714) $ 1,037  $2,339
  Loss on disposal of fixed assets.................................................      --       --      11
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization..................................................      31      177     420
    Amortization of deferred stock-based compensation..............................      --       --     752
    Change in assets and liabilities:
      Accounts receivable, net.....................................................     (67)  (2,074)   (226)
      Inventory....................................................................    (328)    (151)   (360)
      Deferred cost of revenue.....................................................      --      (86)     56
      Other current assets.........................................................     (75)     (34)   (778)
      Deferred tax asset...........................................................      --       --    (859)
      Other assets.................................................................      (9)      --       9
      Accounts payable.............................................................     157      120     435
      Accrued liabilities..........................................................     115      571   2,154
      Deferred revenue.............................................................      67      439    (178)
                                                                                    -------  -------  ------
       Net cash provided by (used in) operating activities.........................  (2,823)      (1)  3,775
                                                                                    -------  -------  ------
Cash flows from investing activities:
  Acquisition of property and equipment............................................    (264)    (579)   (818)
  Change in restricted cash........................................................      --       --    (100)
                                                                                    -------  -------  ------
       Net cash used in investing activities.......................................    (264)    (579)   (918)
                                                                                    -------  -------  ------
Cash flows from financing activities:
  Proceeds from line of credit.....................................................     190       --      --
  Repayments on line of credit.....................................................     (27)     (45)   (118)
  Proceeds from issuance of redeemable convertible preferred stock, net............   4,327       --      --
  Proceeds from bridge loan........................................................   1,000       --      --
  Proceeds from exercise of stock options..........................................      --        3      53
                                                                                    -------  -------  ------
       Net cash provided by (used in) financing activities.........................   5,490      (42)    (65)
                                                                                    -------  -------  ------
Net increase (decrease) in cash and cash equivalents...............................   2,403     (622)  2,792
Cash and cash equivalents at beginning of year.....................................   1,781    4,184   3,562
                                                                                    -------  -------  ------
Cash and cash equivalents at end of year........................................... $ 4,184  $ 3,562  $6,354
                                                                                    =======  =======  ======
Supplemental disclosure of cash flow information:
  Cash paid for interest........................................................... $    17  $    18  $   13
                                                                                    =======  =======  ======
  Cash paid for taxes.............................................................. $    --  $    --  $   63
                                                                                    =======  =======  ======
Supplemental disclosure of significant non-cash investing and financing activities:
  Issuance of Series B preferred stock in exchange for conversion of bridge loan... $ 1,000  $    --  $   --
                                                                                    =======  =======  ======
  Deferred stock-based compensation................................................ $    --  $    --  $4,471
                                                                                    =======  =======  ======


The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------
F-6

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION:

Formation and business of the Company


Altus Medical, Inc. (the "Company") designs, manufactures and markets medical devices for use in the aesthetic market. The Company was incorporated in Delaware on August 10, 1998 under the name of Acme Medical, Inc. and changed its name to Altus Medical, Inc. in July 1999. The Company's activities from inception to the fourth quarter of 1999 consisted of development of the CoolGlide laser system for the removal and permanent reduction of hair and for vein treatment. The Company commenced sales of CoolGlide in December 1999 and of its second product, CoolGlide Excel, in March 2001. In September 2001, the Company acquired North American distribution rights to laser products, manufactured by a third party, for removal of tattoos and pigmented lesions.



In December 2001, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon the effective completion of the Company's initial public offering, assuming the conditions described in Note 6 are met, all of the outstanding shares of the Company's redeemable convertible preferred stock will be automatically converted into 4,675,000 shares of common stock (see Notes 2 and 6).


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



Pro forma common shares outstanding and pro forma net income per share
(unaudited)


The pro forma common shares outstanding at December 31, 2001 and the pro forma weighted-average common shares outstanding during the year ended December 31, 2001 reflect the automatic conversion of all shares of redeemable convertible preferred stock outstanding into 4,675,000 shares of common stock as if such conversion had occurred on January 1, 2001.




A reconciliation of the numerator and denominator used in the calculation of pro forma net income per share follows (in thousands):


                                                                                  Year ended
                                                                                December 31,
                                                                                        2001
--------------------------------------------------------------------------------------------
Numerator:
   Net income..................................................................       $2,339
                                                                                      ======
Denominator:
   Weighted average number of shares outstanding used in computing basic net
     income per share..........................................................        1,480
   Adjustment to reflect the effect of the assumed conversion of the preferred
     stock from the date of issuance...........................................        4,675
                                                                                      ------
   Weighted-average number of shares used in computing basic pro forma net
     income per share..........................................................        6,155
                                                                                      ======
   Weighted-average number of shares used in computing diluted pro forma net
     income per share..........................................................        8,731
                                                                                      ======


--------------------------------------------------------------------------------
                                                                            F-7

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Use of estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents


Cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.


Restricted cash


At December 31, 2001, cash balances of $100,000 were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral against payroll direct deposits and merchant accounts.


Fair value of financial instruments

Carrying amounts of the Company's financial instruments including, cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their fair values due to their short maturities.

Concentration of credit risk and other risks and uncertainties


Financial instruments, which potentially subject the Company to concentrations of risk, consist principally of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are invested in deposits and money market accounts with one major bank in the United States of America. Deposits in this bank may exceed the amount of insurance provided on such deposits, if any. Management believes that this financial institution is financially sound and, accordingly, minimal credit risk exists. The Company has not experienced any losses on its deposits of cash and cash equivalents. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. Historically, such losses have been within management's expectations.



The following table summarizes information for those customers comprising 10% or more of total revenue or accounts receivable for each of the years presented:



                                        % of revenue
                          ----------------------------------------
                                  Years ended December 31,
                          ----------------------------------------
                                  1999          2000          2001
------------------------------------------------------------------
Customer A...............           40%           --            --
Customer B...............           60%           --            --
Customer C...............           --            16%           --



                                         % of accounts receivable
                                        --------------------------
                                               December 31,
                                        --------------------------
                                                2000          2001
------------------------------------------------------------------
Customer C.............................           11%           --


--------------------------------------------------------------------------------
F-8

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


The following table summarizes revenue by geographic region:


                                     % of revenue
                       ----------------------------------------
                           Years ended December 31,
                       ----------------------------------------
                               1999          2000          2001
----------------------------------------------------------------
United States.........           60%           74%           72%
Canada................           40%           13%            8%
Other.................           --            13%           20%



The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, product liability and compliance with government regulations. To continue profitable operations, the Company must continue to successfully develop, manufacture and market its products. There can be no assurance that current products will continue to be widely accepted in the marketplace. Nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed, if at all. These factors could have a material adverse effect on the Company's future financial results and cash flows.


The future products developed by the Company may require clearance or approvals from the Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company's products will continue to meet the necessary regulatory requirements. If the Company were denied such approvals or such approvals were delayed, it may have a materially adverse impact on the Company.

Inventory

Inventory is stated at the lower of cost or market, cost being determined on a standard cost basis (which approximates actual cost on a first-in, first-out basis) and market being determined as the lower of replacement cost or net realizable value.

Deferred cost of revenue

Deferred cost of revenue consists of the direct costs associated with the manufacture of units for which the revenue has been deferred in accordance with the Company's revenue recognition policies. If the Company expects the deferred revenue to be realized within one year, then the deferred revenue and associated deferred costs are classified as current liabilities and current assets, respectively.

Property and equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which is generally two to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically five years. Upon sale or retirement of assets, the costs and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Impairment of long-lived assets

The Company accounts for long-lived assets under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to

--------------------------------------------------------------------------------
                                                                            F-9

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Be Disposed of." SFAS No. 121 requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Revenue recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The Company's revenue is primarily derived from the sale of its laser-based products for use in the aesthetic market. Revenue is recognized upon shipment of the product to the customer, provided that a purchase order exists, remaining obligations are insignificant and collectibility of the resulting receivable is reasonably assured.


The Company generally offers a one-year warranty with its products. The Company provides for the estimated warranty costs at the time of sale. The Company also earns revenues from the sale of extended warranty contracts. Such revenues are deferred and recognized ratably over the extended warranty period. Revenues recognized for extended warranty contracts were $0, $0 and $55,000 during the years ended December 31, 1999, 2000 and 2001, respectively.


Research and development expenditures

Costs related to research, design and development of products are charged to research and development expense as incurred.

Advertising costs


Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising expense was $0, $91,000 and $114,000 for the years ended December 31, 1999, 2000 and 2001, respectively.


Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and its interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Income taxes

Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

--------------------------------------------------------------------------------
F-10

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Comprehensive income (loss)


Comprehensive income (loss) is defined as the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. For the years ended December 31, 1999, 2000 and 2001, the Company did not have any components of comprehensive income (loss) other than net income (loss). Therefore, no separate statement of comprehensive income (loss) has been presented.


Segment information

The Company operates in one business segment, which encompasses the designing, manufacturing and marketing of aesthetic laser systems for dermatologists, plastic surgeons, general physicians and other licensed healthcare practitioners worldwide. Management uses one measurement of profitability and does not desegregate its business for internal reporting. All long-lived assets are maintained in the United States of America. The Company has sales outside the United States, which are disclosed elsewhere in Note 2.

Recent accounting pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" which establishes financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The Company will adopt SFAS No. 141 during the first quarter of fiscal year 2002, and this adoption is not expected to have any impact on the Company's financial statements.

In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and after they have been initially recognized in the financial statements. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 during the first quarter of fiscal year 2002, and this adoption is not expected to have any material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset's retirement costs are to be capitalized as part of the asset's carrying amount and subsequently allocated to expense over the asset's useful life. The Company believes that the adoption of SFAS No. 143 will not have a significant impact on the Company's financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. This Statement develops one accounting model for long-lived assets that are to

--------------------------------------------------------------------------------
                                                                           F-11

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

be disposed of by sale, as well as addressing the principal implementation issues. The Company believes that the adoption of SFAS No. 144 will not have a significant impact on the Company's financial statements.

NOTE 3--BALANCE SHEET DETAIL:

Inventory

Inventory consists of the following (in thousands):


                                                    December 31,
                                                  -----------------
                                                          2000 2001
-------------------------------------------------------------------
Raw materials....................................         $457 $678
Work-in-process..................................            1   36
Finished goods...................................           21  125
                                                          ---- ----
                                                          $479 $839
                                                          ==== ====



Other current assets



Other current assets consist of the following (in thousands):



                                                            December 31,
                                                            ------------
                                                             2000   2001
------------------------------------------------------------------------
Prepaid expenses...........................................  116     248
Deferred public offering costs.............................   --     646
                                                             ---     ---
                                                             116     894
                                                             ===     ===


Property and equipment, net

Property and equipment, net consists of the following (in thousands):


                                                        December 31,
                                                    --------------------
                                                            2000    2001
-------------------------------------------------------------------------
Leasehold improvements.............................        $  76  $  104
Office equipment and furniture.....................          426     612
Machinery and equipment............................          157     341
Demonstration units................................          196     605
                                                           -----  ------
                                                             855   1,662
Less: Accumulated depreciation and amortization....         (210)   (630)
                                                           -----  ------
                                                           $ 645  $1,032
                                                           =====  ======



Depreciation and amortization expense related to property and equipment was $31,000, $177,000 and $420,000 for the years ended December 31, 1999, 2000 and
2001, respectively.


--------------------------------------------------------------------------------
F-12

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Accrued liabilities

Accrued liabilities consist of the following (in thousands):


                                                     December 31,
                                                  -------------------
                                                          2000   2001
---------------------------------------------------------------------
Warranty.........................................         $260 $  988
Income tax.......................................           --    382
Payroll and related expenses.....................          294    784
Professional fees................................           --    494
Other............................................          132    192
                                                          ---- ------
                                                          $686 $2,840
                                                          ==== ======


NOTE 4--LINE OF CREDIT:


At December 31, 2000, the Company had $118,000 outstanding under a line of credit. This line of credit provided for equipment based lease borrowings up to $300,000, collateralized by certain assets of the Company. The interest rates on these borrowings ranged between 11.99% to 12.50% per annum. This line of credit was amended in May 2000 to include a revolving line facility which expired in May 2001. At December 31, 2001, all lines of credit had expired and the Company had no amounts outstanding under these borrowing facilities.


NOTE 5--COMMITMENTS AND CONTINGENCIES:

Facility lease


The Company leases its office and manufacturing facilities under a non-cancelable operating lease which expires in September 2005. The future minimum rental payments required under the noncancelable operating lease as of December 31, 2001 are as follows (in thousands):



             Years ending
             December 31,
             ------------------------------------------------------
             2002............................................. $187
             2003.............................................  193
             2004.............................................  199
             2005.............................................  152
                                                               ----
             Future minimum rental payments................... $731
                                                               ====



Rent expense was $63,000, $130,000 and $183,000 for the years ended December 31, 1999, 2000 and 2001, respectively.


Contingencies

In October 2001, a third party filed a lawsuit against the Company, alleging patent infringement. Management believes that the claim is without merit and will not have a material adverse effect on the financial position, results of operations or cash flows of the Company. However, litigation is unpredictable and the Company may not prevail in successfully defending its position.

From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management does not believe the final disposition of these matters will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

--------------------------------------------------------------------------------
                                                                           F-13

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 6--REDEEMABLE CONVERTIBLE PREFERRED STOCK:

Redeemable convertible preferred stock


As of December 31, 2000 and 2001, the Company had redeemable convertible preferred stock outstanding as follows (in thousands):


                                                       December 31,
                                                    -------------------
                                                            2000   2001
-----------------------------------------------------------------------
Total authorized shares............................        4,784  4,784
                                                          ====== ======
Outstanding shares:
   Series A........................................        2,000  2,000
   Series B........................................        2,675  2,675
                                                          ------ ------
       Total outstanding shares....................        4,675  4,675
                                                          ====== ======
Liquidation and redemption amount:
   Series A........................................       $2,000 $2,000
   Series B........................................        5,350  5,350
                                                          ------ ------
       Total liquidation and redemption amount.....       $7,350 $7,350
                                                          ====== ======
Proceeds, net of issuance costs:
   Series A........................................       $1,945 $1,945
   Series B........................................        5,327  5,327
                                                          ------ ------
       Total proceeds, net of issuance costs.......       $7,272 $7,272
                                                          ====== ======


Dividend rights


The holders of shares of Series A and Series B preferred stock are entitled to receive dividends at the rate of $0.08 and $0.16 per share respectively, per annum. Dividends on preferred stock are in preference to and prior to any payment of any dividend on common stock. Such dividends are payable when and if declared by the board of directors, and are not cumulative. As of December 31, 2001, no dividends had been declared.


Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to $1.00 and $2.00 for each outstanding share of Series A and Series B preferred stock, respectively (as adjusted for any stock dividends, combinations, or splits) plus any declared but unpaid dividends on such shares. In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the shares of preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Conversion rights

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the

--------------------------------------------------------------------------------
F-14

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

conversion price in effect at the time. The initial conversion price per share of Series A and Series B preferred stock is $1.00 and $2.00, respectively, and is subject to adjustment in accordance with conversion provisions contained in the Company's Certificate of Incorporation. Conversion is automatic immediately upon closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $8.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised exceed $15,000,000.

Voting rights

Each holder of Series A and Series B preferred stock is entitled to one vote for each share of common stock into which it could be converted.

Redemption rights

The holders of the Series A and Series B preferred stock are entitled at any time after November 10, 2004 with the approval of 50% of the then outstanding Series A and Series B preferred stockholders to require the Company to redeem all shares of Series A and Series B preferred stock in three annual installments.

The redemption price for Series A and Series B preferred stock is $1.00 and $2.00 per share, respectively, plus an amount equal to declared and unpaid dividends on such shares.


As of December 31, 2001, the Company is required, upon approval, to redeem the preferred stock as follows:


                          Series A             Series B              Total
Years ending        -------------------- -------------------- --------------------
December 31,           Shares     Amount    Shares     Amount    Shares     Amount
----------------------------------------------------------------------------------
2004...............   666,667 $  666,667   891,667 $1,783,334 1,558,334 $2,450,001
2005...............   666,667    666,667   891,667  1,783,334 1,558,334  2,450,001
2006...............   666,666    666,666   891,666  1,783,332 1,558,332  2,449,998
                    --------- ---------- --------- ---------- --------- ----------
                    2,000,000 $2,000,000 2,675,000 $5,350,000 4,675,000 $7,350,000
                    ========= ========== ========= ========== ========= ==========


Stock warrants


In February 1999, in connection with the line of credit agreement, the Company issued a warrant to purchase 9,000 shares of Series A preferred stock at $1.00 per share. The warrant may be exercised within five years of the date of grant. The value of the warrant was calculated using the Black-Scholes option pricing model and deemed insignificant. The warrant was outstanding at December 31, 2001.



In September 1999, the Company issued a warrant to purchase 50,000 shares of Series B preferred stock at $2.00 per share. The warrant may be exercised within four years of the date of grant. The warrants will automatically net exercise upon the effective date of an initial public offering of the Company's shares or a consolidation, merger or sale of all or substantially all of the Company's assets. The value of the warrant was calculated using the Black-Scholes option pricing model and deemed insignificant. The warrant was outstanding at December 31, 2001.



In May 2000, in connection with the amended line of credit agreement, the Company issued a warrant to purchase 11,000 shares of Series B preferred stock at $2.00 per share. The warrant may be exercised within seven years of the date of grant. The value of the warrant was calculated using the Black-Scholes option pricing model and deemed insignificant. The warrant was outstanding at December 31, 2001.


--------------------------------------------------------------------------------
                                                                           F-15

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 7--STOCKHOLDERS' EQUITY (DEFICIT):

Common stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of the preferred stockholders.


Shares of common stock were issued to founders and other key persons under purchase agreements. Some of these agreements contain provisions for the repurchase of unvested shares by the Company upon the termination of employment or services to the Company. The number of shares subject to repurchase is generally reduced by 25% of the initial number issued at the vesting commencement date and 1/36/th of the remaining shares each month thereafter that the holder continues to serve as an employee, director or consultant. At December 31, 2001, 182,210 shares of common stock remained subject to repurchase at the original purchase price of $0.001 per share. /


Stock option plan


In 1998, the Company adopted the 1998 Stock Plan (the "Plan") under which 3,850,000 shares of the Company's common stock have been reserved for issuance to employees, directors and consultants. Options granted under the Plan may be incentive stock options or non-statutory stock options. Stock purchase rights may also be granted under the Plan. Incentive stock options may only be granted to employees. The board of directors determines the period over which options become exercisable, however, except in the case of options granted to officers, directors and consultants, options shall become exercisable at a rate of no less than 20% per year over five years from the date the options are granted. Options are to be granted at an exercise price not less than the fair market value per share on the grant date for incentive options or 85% of fair market value for nonqualified stock options. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price shall not be less than 110% of the fair market value per share on the grant date. Options granted under the Plan generally become exercisable 25% on the first anniversary of the vesting commencement date and an additional 1/48/th of the total number of shares subject to the option shares shall become exercisable on the last day of each calendar month thereafter until all of the shares have become exercisable. Unvested options that have been exercised are subject to repurchase upon termination of the holder's status as an employee, director or consultant. At December 31, 2001, none of the shares of common stock issued under the Plan are subject to the Company's repurchase rights. The term of the options is ten years. /


--------------------------------------------------------------------------------
F-16

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Activity under the Plan is summarized as follows:


                                                                 Options outstanding
                                                              --------------------------
                                                                               Weighted-
                                                                                 average
                                                      Shares                    exercise
                                                   available        Number of      price
                                                   for grant          options  per share
----------------------------------------------------------------------------------------
Balances, December 31, 1998......................  2,000,000               --
Additional shares reserved.......................    750,000               --
Options granted.................................. (2,022,000)       2,022,000      $0.10
                                                  ----------        ---------
Balances, December 31, 1999......................    728,000        2,022,000      $0.10
Options granted..................................   (743,000)         743,000      $0.38
Options exercised................................         --          (20,750)     $0.14
Options cancelled................................     98,500          (98,500)     $0.15
                                                  ----------        ---------
Balances, December 31, 2000......................     83,500        2,645,750      $0.18
Additional shares reserved.......................  1,100,000               --
Options granted.................................. (1,050,150)       1,050,150      $3.26
Options exercised................................         --         (224,427)     $0.24
Options cancelled................................    301,203         (301,203)     $0.61
                                                  ----------        ---------
Balances, December 31, 2001......................    434,553        3,170,270      $1.33
                                                  ==========        =========



The following table summarizes information concerning outstanding and exercisable options as at December 31, 2001:


                   Options outstanding                  Options exercisable
            ---------------------------------- --------------------------------------
                                     Weighted-
                                       average                              Weighted-
                                     remaining                                average
Exercise            Number         contractual               Number          exercise
price          outstanding     life (in years)          outstanding             price
-------------------------------------------------------------------------------------
 $ 0.10          1,763,000                7.68              973,418            $ 0.10
 $ 0.20            130,907                8.11               61,584            $ 0.20
 $ 0.50            292,813                8.55              118,096            $ 0.50
 $ 0.75            125,750                9.27               10,000            $ 0.75
 $ 2.50            286,800                9.44               21,400            $ 2.50
 $ 3.00             67,000                9.59                5,000            $ 3.00
 $ 4.50            169,000                9.64                   --            $ 4.50
 $ 5.50            230,000                9.70                   --            $ 5.50
 $ 6.50             20,000                9.84                7,000            $ 6.50
 $ 7.25             65,000                9.91                   --            $ 7.25
 $11.40             20,000                9.64                   --            $11.40
                 ---------                                ---------
                 3,170,270                8.36            1,196,498            $ 0.24
                 =========                                =========



--------------------------------------------------------------------------------
                                                                           F-17

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Stock-based compensation


During the year ended December 31, 2001, the Company issued options to certain employees and directors under the Plan with exercise prices below the estimated fair value, determined with hindsight, of the Company's common stock on the date of grant. In accordance with the requirements of APB No. 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the estimated fair value of the Company's stock on the date of grant. This deferred stock-based compensation is being amortized to expense on a straight-line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. Through December 31, 2001, the Company had recorded deferred stock-based compensation in the amount of $4,471,000, of which $487,000 was amortized to expense during the year then ended.



Stock-based compensation expense related to stock options granted to non-employees is recognized on a straight-line basis as the stock options are earned in accordance with SFAS No. 123. The Company believes that the fair values of the stock options are more reliably measurable than the fair values of the services received. The estimated fair values of the stock options granted are calculated at each reporting date using the Black-Scholes option pricing model, as prescribed by SFAS No. 123, using the following weighted average assumptions: contractual life of 10 years; weighted average risk-free rate of 5.05%; expected dividend yield of 0%; volatility of 80% and estimated fair values of common stock between $0.09 and $10.11 per share.



The stock-based compensation expense related to non-employees will fluctuate as the deemed fair value of the common stock fluctuates. In connection with the grants of stock options to non-employees during the year ended December 31, 2001, the Company recorded stock-based compensation of $265,000.


Pro forma stock-based compensation

With respect to stock options granted to employees, the Company has adopted the disclosure only provisions of SFAS No. 123. The following table discloses the Company's net income (loss) on a pro forma basis, had compensation expense been determined based on the estimated fair value of the options on the date of grant (in thousands, except per share amounts):


                                                 Years ended December 31,
                                          ---------------------------------------
                                                  1999          2000         2001
---------------------------------------------------------------------------------
Net income (loss):
   As reported...........................      $(2,714)       $1,037       $2,339
   Pro forma.............................      $(2,721)       $1,008       $1,456
Net income (loss) per common share:
   Basic:
       As reported.......................      $ (3.04)       $ 0.97       $ 1.58
       Pro forma.........................      $ (3.05)       $ 0.95       $ 0.92
   Diluted:
       As reported.......................      $ (3.04)       $ 0.13       $ 0.27
       Pro forma.........................      $ (3.05)       $ 0.13       $ 0.17


--------------------------------------------------------------------------------
F-18

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Such pro forma disclosures may not be representative of future stock-based compensation expense because options vest over several years, and additional grants may be made each year. The value of each option granted is estimated on the date of grant using the minimum value method with the following weighted average assumptions:


                                                          Years ended December 31,
                                                  ---------------------------------------
                                                         1999          2000          2001
------------------------------------------------------------------------------------------
Risk-free interest rate..........................        5.72%         6.01%         5.05%
Expected life (in years).........................           4             4             4
Dividend yield...................................          --            --            --



Based on the above assumptions, the weighted average estimated minimum values of options granted were $0.02, $0.13 and $3.71 per share for the years ended December 31, 1999, 2000 and 2001, respectively.


NOTE 8--INCOME TAXES:

The components of the provision for income taxes are as follows (in thousands):


                                                                December 31,
                                                  ----------------------------------------
                                                            1999         2000         2001
-------------------------------------------------------------------------------------------
Current:
   Federal.......................................           $ --         $ --      $ 1,129
   State.........................................             --           --           72
                                                            ----         ----      -------
                                                              --           --        1,201
                                                            ----         ----      -------
Deferred:
   Federal.......................................             --           --         (733)
   State.........................................             --           --         (126)
                                                            ----         ----      -------
                                                              --           --         (859)
                                                            ----         ----      -------
Total provision for income taxes.................           $ --         $ --      $   342
                                                            ====         ====      =======


The Company's deferred tax asset consists of the following (in thousands):


                                                            December 31,
                                                        --------------------
                                                             2000       2001
----------------------------------------------------------------------------
Net operating loss carryforwards.................           $ 380      $  --
Capitalized start-up costs.......................              36         24
Credits..........................................             196         --
Accruals and reserves............................             148        505
Stock-based compensation.........................              --        300
Depreciation and amortization....................              --         30
                                                            -----      -----
Gross deferred tax asset.........................             760        859
Less: Valuation allowance........................            (760)        --
                                                            -----      -----
Net deferred tax asset...........................           $  --      $ 859
                                                            =====      =====


--------------------------------------------------------------------------------
                                                                           F-19

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)



The provision for income taxes reconciles to the amount computed by applying the statutory federal rate of 34% to income (loss) before income taxes as follows:



                                                              Years ended December 31,
                                                  ---------------------------------------------
                                                           1999            2000            2001
--------------------------------------------------------------------------------------------------
Tax at federal statutory rate....................        (34.00)%         34.00 %         34.00 %
State, net of federal benefit....................         (5.83)%          5.83 %          5.83 %
Meals and entertainment..........................          0.50 %          1.50 %          2.38 %
Benefit for research and development credit......         (2.30)%         (5.00)%         (3.76)%
Other............................................         (1.77)%         (0.33)%          2.64 %
Change in valuation allowance....................         43.40 %        (36.00)%        (28.35)%
                                                         ------          ------          ------
Provision for taxes..............................            -- %            -- %          12.74 %
                                                         ======          ======          ======



The Company did not record an income tax charge during 2000 due to the utilization of net operating loss carryforwards from prior periods. The Company had no net operating loss carryforwards and no research and development credits remaining at December 31, 2001. During the year ended December 31, 2001, the Company released its valuation allowance against its deferred tax asset and recorded a benefit of $760,000 that, in the opinion of management, is more likely than not to be realized.


NOTE 9--NET INCOME (LOSS) PER SHARE:

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by giving effect to all dilutive potential common shares, including options, common stock subject to repurchase, warrants and redeemable convertible preferred stock. A reconciliation of the numerator and denominator used in the calculation of historical basic and diluted net income (loss) per share follows (in thousands):


                                                                Years ended December 31,
                                                               --------------------------
                                                                  1999     2000      2001
------------------------------------------------------------------------------------------
Numerator:
   Net income (loss).......................................... $(2,714)  $1,037    $2,339
                                                               =======   ======    ======
Denominator:
   Weighted-average number of common shares outstanding.......   2,000    1,701     1,825
   Less: Weighted-average shares subject to repurchase........  (1,108)    (637)     (345)
                                                               -------   ------    ------
   Weighted-average number of common shares outstanding used
     in computing basic net income (loss) per share...........     892    1,064     1,480
   Dilutive potential common shares used in computing diluted
     net income (loss) per share..............................      --    6,944     7,251
                                                               -------   ------    ------
   Total weighted-average number of shares used in computing
     diluted net income (loss) per share......................     892    8,008     8,731
                                                               =======   ======    ======


--------------------------------------------------------------------------------
F-20

ALTUS MEDICAL, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Anti-dilutive securities


The following outstanding options, common stock subject to repurchase and warrants (prior to the application to the treasury stock method) and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net income (loss) per common share for the years ended December 31, 1999, 2000 and 2001 because including them would have had an antidilutive effect (in thousands):



                                                    Years ended December 31,
                                                  -----------------------------
                                                       1999      2000      2001
-------------------------------------------------------------------------------
Options to purchase common stock.................        --       442        85
Common stock subject to repurchase...............       915        --        --
Redeemable convertible preferred stock...........     4,675        --        --
Warrants to purchase preferred stock.............        59        70        --
                                                      -----       ---        --
                                                      5,649       512        85
                                                      =====       ===        ==


NOTE 10--EMPLOYEE BENEFIT PLANS:


In April 1999, the Company adopted a defined contribution retirement plan, which qualifies under Section 401(k) of the Internal Revenue Code. The plan covers essentially all employees. Eligible employees make voluntary contributions to the plan up to 15% of their annual compensation, subject to statutory annual limitations, and the employer is allowed to make discretionary contributions. During the years ended December 31, 1999, 2000 and 2001, the Company made contributions of $0, $0 and $567,000, respectively, under the plan.





--------------------------------------------------------------------------------
                                                                           F-21

[Image of partial face]

[Altus logo "Changing the way people see themselves."]

Part II
--------------------------------------------------------------------------------


INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Altus Medical in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

     SEC registration fee....................................... $   14,340
     NASD filing fee............................................      6,500
     Nasdaq National Market listing fee.........................     95,000
     Blue Sky fees and expenses.................................     10,000
     Printing and engraving expenses............................    250,000
     Legal fees and expenses....................................    450,000
     Accounting fees and expenses...............................    400,000
     Transfer agent and registrar fees..........................      5,000
     Miscellaneous..............................................     69,160
                                                                 ----------
        Total................................................... $1,300,000
                                                                 ==========

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in the our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of us and our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

--------------------------------------------------------------------------------
                                                                           II-1

Part II
--------------------------------------------------------------------------------

Item 15.  Recent Sales of Unregistered Securities.

We have issued and sold the following securities:


1. From August 1998 through December 2001, we granted options for 3,815,150 shares of our common stock at prices ranging from $0.10 to $11.40 per share, 245,177 of which were exercised at prices ranging from $0.10 to $0.50 per share.





2. On November 12, 1999, we issued and sold to 6 private investors an aggregate of 2,675,000 shares of Series B preferred stock convertible into an aggregate of 2,675,000 shares of common stock at a purchase price per share of common stock of $2.00.



3. On November 19, 1998, we issued and sold to 18 private investors an aggregate of 2.0 million shares of Series A preferred stock convertible into an aggregate of 2.0 million shares of common stock at a purchase price per share of common stock of $1.00.


The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 2 and 3 above in reliance on
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, and with respect to Item 1 above Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

--------------------------------------------------------------------------------
II-2

Part II
--------------------------------------------------------------------------------


Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.


Exhibit
No.     Description
---------------------------------------------------------------------------------------------------
  1.1** Form of Underwriting Agreement.
  3.1*  Amended and Restated Certificate of Incorporation of the Registrant (Delaware) as currently in effect and Certificate of Amendment thereto.
  3.2   Amended and Restated Certificate of Incorporation of the Registrant (Delaware) to be
        effective upon closing of the offering.
  3.3*  Bylaws of the Registrant as currently in effect.
  3.4   Bylaws of the Registrant to be effective upon the closing of the offering.
  4.1   Specimen Common Stock certificate of the Registrant.
  5.1** Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1   Form of Indemnification Agreement for directors and executive officers.
 10.2*  1998 Stock Plan.
 10.3   2002 Stock Plan.
 10.4   2002 Director Option Plan.
 10.5   2002 Employee Stock Purchase Plan.
 10.6*  Amended and Restated Investor Rights Agreement dated November 12, 1999 by and among the Registrant and certain stockholders.
 10.7*  Lease dated October 1, 2000 for office space located at 819-831 Cowan Road, Burlingame,
        California 94010.
 10.8*+ Distribution Agreement by and between the Registrant and Hoya Photonics, Inc., a California
        corporation doing business as Continuum, Continuum Electro-Optics, Inc. and as Continuum
        Biomedical, effective September 1, 2001.
 23.1   Consent of Independent Accountants.
 23.2** Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (See Exhibit 5.1).
 24.1*  Power of Attorney (see page II-5).

--------

*  Documents previously filed.


** To be filed by amendment.

+ Portions of the Exhibit have been omitted pursuant to a request for confidential treatment.

(b) Financial statement schedules:

None.

--------------------------------------------------------------------------------
                                                                           II-3

Part II
--------------------------------------------------------------------------------


Item 17.  Undertakings.

We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted of our directors, officers and controlling persons pursuant to the provisions described in Item 14 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


--------------------------------------------------------------------------------
II-4

Part II
--------------------------------------------------------------------------------

SIGNATURES


Under the requirements of the Securities Act of 1933, Altus Medical, Inc. has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlingame, State of California, on the 12th day of February, 2002.


                                          ALTUS MEDICAL, INC.

                                          By:   /s/ Kevin P. Connors
                                             __________________________________
                                              Name: Kevin P. Connors
                                              Title: President and Chief
                                                     Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:


         Name and Signature                         Title                      Date
------------------------------------------------------------------------------------------

        /s/  Kevin P. Connors         President, Chief Executive Officer February 12, 2002
----------------------------------      and Director (Principal
          Kevin P. Connors              Executive Officer)

      /s/  Ronald J. Santilli*        Vice President of Finance and      February 12, 2002
----------------------------------      Administration and Chief
         Ronald J. Santilli             Financial Officer (Principal
                                        Accounting Officer)

       /s/  David A. Gollnick*        Vice President, Research and       February 12, 2002
----------------------------------      Development and Director
          David A. Gollnick

----------------------------------    Director
         David B. Apfelberg

   /s/  Annette J. Campbell-White*    Director                           February 12, 2002
----------------------------------
      Annette J. Campbell-White

         /s/  Guy P. Nohra*           Director                           February 12, 2002
----------------------------------
            Guy P. Nohra

*By:   /s/  Kevin P. Connors
----------------------------------
          Kevin P. Connors
          Attorney-In-Fact


--------------------------------------------------------------------------------
                                                                           II-5

EXHIBIT INDEX



Exhibit
No.     Description
---------------------------------------------------------------------------------------------------
  1.1** Form of Underwriting Agreement.
  3.1*  Amended and Restated Certificate of Incorporation of the Registrant (Delaware) as currently in effect and Certificate of Amendment thereto.
  3.2   Amended and Restated Certificate of Incorporation of the Registrant (Delaware) to be
        effective upon closing of the offering.
  3.3*  Bylaws of the Registrant as currently in effect.
  3.4   Bylaws of the Registrant to be effective upon the closing of the offering.
  4.1   Specimen Common Stock certificate of the Registrant.
  5.1** Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1   Form of Indemnification Agreement for directors and executive officers.
 10.2*  1998 Stock Plan.
 10.3   2002 Stock Plan.
 10.4   2002 Director Option Plan.
 10.5   2002 Employee Stock Purchase Plan.
 10.6*  Amended and Restated Investor Rights Agreement dated November 12, 1999 by and among the Registrant and certain stockholders.
 10.7*  Lease dated October 1, 2000 for office space located at 819-831 Cowan Road, Burlingame,
        California 94010.
 10.8*+ Distribution Agreement by and between the Registrant and Hoya Photonics, Inc., a California
        corporation doing business as Continuum, Continuum Electro-Optics, Inc. and as Continuum
        Biomedical, effective September 1, 2001.
 23.1   Consent of Independent Accountants.
 23.2** Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (See Exhibit 5.1).
 24.1*  Power of Attorney (see page II-5).

--------

*  Documents previously filed.


** To be filed by amendment.

+ Portions of the Exhibit have been omitted pursuant to a request for confidential treatment.

--------------------------------------------------------------------------------